                                                                     EXHIBIT 2.1





        (1)     PHARMCHEM, INC.

        (2)     NEWINCCO 140 LIMITED

       ===================================================================

         AGREEMENT FOR THE SALE AND PURCHASE OF THE ENTIRE ISSUED SHARE
                          CAPITAL OF MEDSCREEN LIMITED

       ===================================================================



                                    [O LOGO]


                                  90 Long Acre
                                London WC2E 9TT

                               Tel: 020 7208 8888
                               Fax: 020 7208 8800
                           email: olsmail@olswang.com

                              Ref: AAB/FCP/10043.2

                                    CONTENTS

CLAUSE                                                                              PAGE
1.  DEFINITIONS AND INTERPRETATION..................................................  1

2.  AGREEMENT FOR SALE..............................................................  5

3.  CONSIDERATION...................................................................  5

4.  COMPLETION......................................................................  6

5.  GUARANTEES AND LOAN ACCOUNTS AND INDEBTEDNESS...................................  8

6.  WARRANTIES AND INDEMNITIES......................................................  9

7.  TAX............................................................................. 12

8.  ACCESS TO RECORDS............................................................... 12

9.  PROTECTION OF THE INTERESTS OF THE BUYER AND THE SELLER......................... 13

10. INSURANCE ARRANGEMENTS.......................................................... 16

11. PAYMENTS AND INTEREST........................................................... 16

12. BOOKS AND RECORDS............................................................... 17

13. ASSIGNMENT...................................................................... 18

14. ANNOUNCEMENTS AND CONFIDENTIALITY............................................... 18

15. COSTS........................................................................... 18

16. NOTICES......................................................................... 18

17. THIRD PARTY RIGHTS.............................................................. 19

18. WAIVER.......................................................................... 20

19. CUMULATIVE RIGHTS............................................................... 20

20. FURTHER ASSURANCE............................................................... 20

21. NO MERGER....................................................................... 20

22. COUNTERPARTS.................................................................... 20

23. ENTIRE AGREEMENT................................................................ 20

24. GOVERNING LAW AND JURISDICTION.................................................. 21

SCHEDULE 1

    DETAILS OF THE COMPANY.......................................................... 22

SCHEDULE 2
        WARRANTIES...................................................................... 23
        PART 1 - GENERAL................................................................ 23
        PART 2 - ACCOUNTS, FINANCIAL, BANKING AND CURRENT TRADING....................... 26
        PART 3 - COMPLIANCE AND LITIGATION.............................................. 30
        PART 4 - CONTRACTS.............................................................. 34
        PART 5 - ASSETS................................................................. 37
        PART 6 - ENVIRONMENTAL MATTERS.................................................. 39
        PART 7 - PROPERTY............................................................... 41
        PART 8 - EMPLOYMENT............................................................. 43
        PART 9 - PENSIONS............................................................... 47
        PART 10 - INTELLECTUAL PROPERTY................................................. 50
        PART 11 - INFORMATION TECHNOLOGY................................................ 54
        PART 12 -- TAXATION............................................................. 56

SCHEDULE 3
        TAX COVENANT.................................................................... 65

SCHEDULE 4
        PROPERTY........................................................................ 80

SCHEDULE 5
        LIMITATIONS ON SELLER'S LIABILITY............................................... 81

THIS AGREEMENT is made on                                                   2002

BETWEEN:

(1) PHARMCHEM, INC., a body corporate incorporated in Delaware, USA whose principal place of business is at 4600 N. Beach Street, Haltom City, Texas 76137, USA ("SELLER");

(2) NEWINCCO 140 LIMITED, a company incorporated in England and Wales (registered number 4386697) whose registered office is at Third Floor, 90 Long Acre, London WC2E 9TT ("BUYER").

RECITALS:

(A) The Company (as defined below) is a private company limited by shares. Further details about the Company are set out in schedule 1.

(B) The Seller wishes to sell and the Buyer wishes to buy all of the issued share capital of the Company on the terms of this Agreement.

IT IS AGREED as follows:


1.      DEFINITIONS AND INTERPRETATION

1.1 In this Agreement, the following words and expressions shall have the following meanings unless the context requires otherwise:

        "ACCOUNTS"                      the individual accounts (within the
                                        meaning of section 226 Companies Act
                                        1985) of the Company for the financial
                                        year ended on the Accounts Date,
                                        together in each case with the notes,
                                        directors' and auditors' reports and all other statements incorporated in or annexed to them;

        "ACCOUNTS DATE"                 31 December 2001;

        "ASSIGNMENT OF DEBT"            the assignment of debt between the
                                        Company (1), the Buyer (2) and the
                                        Seller (3) in the agreed form;

        "ASSOCIATE"                     in relation to any person, a person who
                                        is connected with that person within the meaning of section 839 Taxes Act;

        "BANK"                          each bank with which the Company has an
                                        account;

        "BANK INDEBTEDNESS"             the aggregate indebtedness of the
                                        Company to Lloyds TSB Bank plc as at
                                        close of business on 22 March 2002 under term loan facilities granted pursuant to facility letters dated 28 September

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                                        2001;

        "BANK INDEBTEDNESS STATEMENT"  the statement setting out the calculation of the Bank Indebtedness;

        "BUSINESS DAY"                 a day which is not a Saturday, a Sunday
                                       or a bank or public holiday in England;

        "BUYER'S GROUP"                the Buyer, any subsidiary of the
                                       Buyer, any holding company of the Buyer
                                       and any subsidiary of any holding
                                       company of the Buyer, from time to time;

        "BUYER'S SOLICITORS"           Olswang of 90 Long Acre, London WC2E 9TT;

        "CASH AMOUNT"                  the aggregate amount of any cash of
                                       the Company in hand or at the Bank as at the close of business on 22 March 2002
                                       (reconciled so as to be reduced by the
                                       aggregate amount of any cheques which
                                       have been drawn but not yet presented on the account and reconciled so as to be increased by the aggregate amount of any cheques received but not yet credited to the account as at close of business on 22 March 2002);

        "CASH AMOUNT STATEMENT"        the statement setting out the
                                       calculation of the Cash Amount;

        "COLLECTING BUSINESS"          the business of sample collection in
                                       connection with drug and alcohol
                                       testing;

        "COMPANY"                      Medscreen Limited, a private company
                                       limited by shares incorporated in
                                       England and Wales with registered number
                                       2055216;

        "COMPLETION"                   Completion of the sale and purchase of
                                       the Shares in accordance with this
                                       Agreement;

        "COMPLETION DATE"              the date on which Completion takes
                                       place;

        "DISCLOSURE LETTER"            the disclosure letter in the agreed form
                                       from the Seller to the Buyer, dated with the date of this Agreement;

        "ENCUMBRANCE"                  a mortgage, charge, pledge, lien,
                                       option, restriction, right of first
                                       refusal, right of pre-emption or other
                                       third party right, interest or claim of
                                       any kind, or any other encumbrance or
                                       security interest of any kind (other
                                       than a lien arising as a
                                        matter of law);

        "LEASE"                         the leases listed in schedule 4;

        "MANAGEMENT ACCOUNTS"           means the unaudited management accounts
                                        of the Company comprising a balance
                                        sheet as at 31 January 2002 and a profit and loss account for the period which began on 31 December 2001 and ended on 31 January 2002;


        "MANAGEMENT TEAM"               Fiona Begley;

        "MATERIAL AGREEMENT"            any contract, arrangement or obligation
                                        to which the Company is a party and
                                        which involves expenditure by the
                                        Company in excess of L30,000 per annum
                                        or, as the case may be, provides income
                                        to the Company in excess of L45,000 per
                                        annum (whether pursuant to one contract, arrangement or obligation or pursuant to a number of contracts, arrangements or obligations entered into by the Company with a single party in any consecutive
                                        12 month period), or which is outside
                                        the ordinary course of its business;

        "PROCEEDINGS"                   any action or proceedings before a court
                                        or tribunal or a statutory, governmental or regulatory body (including an arbitration);

        "PROPERTY"                      the leasehold property demised by the
                                        Lease;

        "RELIEF" any allowance, credit, exemption, deduction or relief from, in respect of, or in computing, Tax or any right to the repayment of Tax;

        "RESTRICTED AREA"               Algeciras, Antwerp, Barcelona, Bergen,
                                        Brisbane, Chiba, Dubai, Durban,
                                        Fujiairah, Hamburg, Hong Kong, Kawasaki,
                                        Lavera, Mongstad, Panama, Ravenna,
                                        Rotterdam, Santos, Singapore, Tarragona,
                                        Ulsan, Valparaiso, Yokohama (each a
                                        "RESTRICTED AREA");

        "SELLER'S PERMITTED BUSINESS"   the business of sample collection in the
                                        United Kingdom in connection with drug
                                        and alcohol testing and the testing and
                                        analysis of samples, in each case for
                                        those of the customers of the Seller
                                        (which for the avoidance of doubt could
                                        also be customers of the Company) whose
                                        principal place of business is outside
                                        the United Kingdom;

        "SELLER'S SOLICITORS"           Hammond Suddards Edge of 7 Devonshire
                                        Square, Cutlers Gardens, London EC2M
                                        4YH;

        "SHARES"                        all the issued shares in the capital of
                                        the Company;

        "TAX" OR "TAXATION"             has the meaning given to it in the Tax
                                        Covenant;

        "TAX AUTHORITY"                 has the meaning given to it in the Tax
                                        Covenant;

        "TAX COVENANT"                  the tax covenant and other provisions
                                        relating to Tax set out in schedule 3;

        "TAXES ACT"                     the Income and Corporation Taxes Act
                                        1988;

        "TCGA"                          the Taxation of Chargeable Gains Act
                                        1992;

        "UK BUSINESS"                   the business carried on in the United
                                        Kingdom of sample collection in
                                        connection with drug and alcohol
                                        testing, the testing and analysis of
                                        samples and the provision of management
                                        solutions, education and training
                                        regarding drug and alcohol problems in
                                        the work place;

        "UNITED KINGDOM"                England, Wales, Scotland and Northern
                                        Ireland;

        "VAT"                           value added tax;

        "VATA"                          the Value Added Tax Act 1994;

        "WARRANTIES"                    the warranties of the Seller contained
                                        in clause 6.1 and set out in schedule 2;
                                        and

        "WARRANTY CLAIM"                a claim for any breach of any of the
                                        Warranties.

1.2 Any statement which refers to the awareness, knowledge or belief of the Seller or any similar expression shall be deemed to include an additional statement that it has been made after due and careful enquiry of the directors of the Company and all such other people of whom the Seller may reasonably be expected to make enquiries given the subject matter of the relevant provision, and the awareness, knowledge or belief of the Seller shall be deemed to include that of each such person.

1.3     In this Agreement, unless the context requires otherwise:

        1.3.1 any reference to the parties or a recital, clause or schedule is to the parties or the relevant recital, clause or schedule of or to this Agreement and any reference in a schedule to a paragraph is to a paragraph of that schedule or, where relevant, that part of the schedule;

        1.3.2 the clause headings are included for convenience only and shall not affect the interpretation of this Agreement;

        1.3.3   use of the singular includes the plural and vice versa;

        1.3.4   use of any gender includes the other genders;

        1.3.5 any reference to "PERSONS" includes individuals, firms, partnerships, companies, corporations, associations, organisations, governments, states, foundations and trusts (in each case whether or not having separate legal personality);

        1.3.6 "FINANCIAL YEAR", "HOLDING COMPANY" and "SUBSIDIARY UNDERTAKING" have the meanings given to them by sections 223, 736 and 258 Companies Act 1985 respectively;

        1.3.7 any reference to a statute, statutory provision or subordinate legislation ("LEGISLATION") shall be construed as referring to that legislation as amended and in force from time to time and to any legislation which re-enacts or consolidates (with or without modification) any such legislation;

        1.3.8 any reference to a document being "IN THE AGREED FORM" means a document in a form agreed by the parties and either entered into on the date of this Agreement by the relevant parties or initialled by the parties or on their behalf, in the latter case with such amendments as they may subsequently agree;

        1.3.9 any phrase introduced by the terms "including", "include", "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms; and

        1.3.10 any reference to an agreement includes any form of arrangement, whether or not in writing and whether or not legally binding.

1.4 The schedules and recitals form part of this Agreement and shall have effect as if set out in full in the body of this Agreement, and any reference to this Agreement includes the schedules and recitals.

1.5 Any undertaking by a party not to do any act or thing includes an undertaking not to allow, cause or assist the doing of that act or thing and to exercise all rights of control over the affairs of any other person which that party is able to exercise (directly or indirectly) in order to secure performance of that undertaking.

2.      AGREEMENT FOR SALE

        At Completion the Seller shall sell and the Buyer shall buy the Shares free from all Encumbrances and otherwise with full title guarantee, and with all rights attaching to them at Completion or subsequently, including the rights to receive all dividends and other distributions declared, paid or made on or after Completion.

3.      CONSIDERATION

3.1     The purchase price for the Shares shall be the sum of L7,007,052.93.

3.2 If the Buyer agrees (the date on which such agreement is reached being referred to as "the Agreement Date") to dispose of any interest in the Company and/or the business carried on by the Company as at the date of this Agreement, prior to or within the period of 12 months commencing on the Completion Date, the Buyer will pay to the Seller a percentage ("the Relevant Percentage") of the amount equal to A where:

        A = B - {C+[D x (0.15 x E )]}
                               ---
                               365

        and:

        B = the aggregate consideration (direct or indirect and including without limitation any debt assumed and any other benefit derived from the disposal and any deferred element of such consideration) for the Company and/or its business pursuant to such disposal less the Buyer's expenses in connection with the disposal.

        C =    L6,813,069.68;

        D = the amount subscribed for shares and loan capital in the Buyer on the Completion Date and retained by the Buyer up to and on the Agreement Date;

        E = the number of days elapsed from the Completion Date until and including the Agreement Date.

3.3 If the Agreement Date falls prior to or within the period of six months commencing on and including the Completion Date, the Relevant Percentage shall be 50%. If the Agreement Date falls within the period of six months immediately following the six month period described in the previous sentence the Relevant Percentage shall be 25%.

3.4 If part only of the share capital of the Company and/or its business are disposed of in accordance with clause 3.2, the figures represented by C and D in the formula described in clause 3.2 shall be reduced so as to be the same proportion of the original figures as the proportion of such share capital and/or business disposed of.

3.5 Any amount payable to the Seller pursuant to clause 3.2 shall be paid to the Seller within 5 Business Days of the date on which the relevant amount of consideration (B in the above formula) is paid or otherwise accounted for.

4.      COMPLETION

4.1 The Assignment of Debt shall be entered into by the parties to it immediately after this Agreement is executed.

4.2 Completion shall take place at the offices of the Buyer's Solicitors immediately after the Assignment of Debt is executed.

4.3     At Completion, the Seller shall deliver to the Buyer:

        4.3.1 a transfer of the Shares in favour of the Buyer duly executed by the Seller;

        4.3.2   the share certificates representing the Shares;

        4.3.3   the Disclosure Letter signed by the Seller;

        4.3.4 the resignation from their respective offices of each of the directors other than Fiona Begley and the secretary of the Company in the agreed form, duly executed as a deed;

        4.3.5 a certified copy of a letter of resignation in the agreed form from the auditors of the Company;

        4.3.6 the consent of Comerica Bank, California to the sale of the Shares to the Buyer and any other waivers or consents necessary to enable the Buyer or its nominees to be registered as holders of the Shares;

        4.3.7 statements for each bank account of the Company at the close of business on 22 March 2002, together with a complete and accurate reconciliation of those statements to cash book balances, and the cheque books and bank mandates in respect of those accounts;

        4.3.8   a certificate of non-crystallisation from Lloyds TSB Bank plc;

        4.3.9 a legal opinion from Sonnenschein Nash & Rosenthal in the agreed form;

        4.3.10 a power of attorney in favour of the Buyer in the agreed form duly executed by the Seller as a deed;

        4.3.11 the seal (if any) and statutory books, certificate of incorporation (and any certificate of incorporation on change of name) of the Company, complete and up-to-date up to but not including Completion;

        4.3.12 a certified copy of the minutes of a meeting of the directors of the Seller (or analogous evidence of authorisation) resolving that the Seller should enter into this Agreement, and each other document to be signed by it at Completion, and authorising the execution of those documents by each person signing on behalf of the Seller.

4.4 The Seller shall ensure that a board meeting of the Company is held at Completion at which:

        4.4.1 the people (if any) nominated by the Buyer are appointed as additional directors and secretary (as the case may be) of the Company with immediate effect;

        4.4.2 the resignations referred to in clauses 4.3.4 and 4.3.5 are (if not previously accepted at any other board meeting of the Company) accepted with effect from the close of the meeting;

        4.4.3 Smith & Williamson are (if not previously appointed) appointed auditors of the Company;

        4.4.4 the transfer referred to in clause 4.3.1 is (subject only to its being duly stamped) approved for registration;

        and shall also ensure at Completion that a written resolution of the Company is passed pursuant to which new articles of association are adopted in such form as the Buyer may require.

4.5     At Completion, the Buyer shall deliver to the Seller:

        4.5.1 a counterpart Disclosure Letter duly signed by way of acknowledgement of receipt by the Buyer;

        4.5.2 a certified copy of the minutes of a meeting of the directors of the Buyer in the agreed form resolving that the Buyer should enter into this Agreement, and each other document to be signed by it at Completion, and authorising the execution of those documents by each person signing on behalf of the Buyer;

        and shall pay the sum of L7,007,052.93 to the Seller in accordance with clause 11.

5.      GUARANTEES AND LOAN ACCOUNTS AND INDEBTEDNESS

5.1 The Seller shall ensure that on or before Completion the Company is released from any guarantees, security interests and indemnities given by it in favour of the Seller or any Associate of the Seller.

5.2 As an independent and primary obligation, the Buyer hereby unconditionally and irrevocably agrees to indemnify and keep indemnified the Seller on demand against all liabilities, losses, claims, costs and expenses arising on or after Completion from or in connection with any subsisting guarantees, security interests and indemnities given by the Seller (including, but not limited to its obligations as surety under the Lease), reasonable details of which are contained in the Disclosure Letter with express reference to this clause.

5.3 The Buyer shall use all reasonable endeavours after Completion to obtain the release of the Seller absolutely from the subsisting guarantees given by it in respect of the Lease, provided that neither the Buyer nor the Company shall be obliged to incur any monetary obligation greater than that set out in clause 5.3.2. Without limitation to the foregoing provisions of this clause, the Buyer shall:

        5.3.1 make available the Buyer to the relevant landlord as a substitute guarantor in the place of the Seller; and/or

        5.3.2 pay or procure that the Company pays to the relevant landlord a rent deposit of an amount equal to a maximum of one month's rent (under the relevant lease).

        In the event that the relevant landlord requires a rent deposit of more than one month's rent, the Seller may, at its own discretion, contribute an amount equal to any additional deposit required and the Buyer shall co-operate in effecting this. If any such rent deposit (representing more than one month's rent) is refunded in whole or in part by the landlord or if the Buyer (or the Company) and the Seller otherwise reach agreement with the landlord for a reduction of the rent deposit, the parties contributing the deposit shall share the resulting repayment or reduction pro rata to the amounts in which they have contributed to such deposit.

5.4 The Seller shall ensure that on or before Completion all monies owing by the Seller or any Associate of the Seller to the Company, other than the indebtedness assigned pursuant to the Assignment of Debt, are paid or set off in full, whether or not then due for payment.

5.5     The Seller acknowledges and confirms that:

        5.5.1 as at Completion there is no outstanding indebtedness owed by the Company to the Seller or any of the Seller's Associates; and

        5.5.2 if at Completion there is any indebtedness owed by the Company to the Seller or any of the Seller's Associates, it hereby waives, on its own behalf and on behalf of each of its Associates, such indebtedness.

6.      WARRANTIES AND INDEMNITIES

6.1 The Seller warrants to the Buyer that except as fairly disclosed in the Disclosure Letter, and subject to clause 6.6, each of the Warranties is accurate at the date of this Agreement.

6.2 Each of the Warranties is separate and is to be construed independently of the other Warranties and any other provisions of this Agreement.

6.3 The Seller acknowledges that the Buyer is entering into this Agreement in reliance on the Warranties.

6.4 Subject to clause 6.1 and to paragraphs 12.1 and 12.2 of schedule 5, neither the Buyer's right to make Warranty Claims nor the quantum of any Warranty Claim made shall be affected by any actual or constructive knowledge which the Buyer or any of its agents or advisers might have on the date of this Agreement. This clause shall apply whether that knowledge was obtained as a result of an investigation made by or on behalf of the Buyer into the Company or in any other way.

6.5 Without prejudice to paragraph 12.1 of schedule 5, the Seller unconditionally and irrevocably waives (except in the case of fraud or dishonesty) any rights it may have against (and undertakes (except in the case of fraud or dishonesty) not to make any claims against or pursue any action to join in as a third party or seek a contribution or indemnity from) the Company, or any directors or employees of the Company on whom the Seller has or may have relied, in connection with preparing the Disclosure Letter or agreeing to any terms of this Agreement.

6.6 Schedule 5 (Limitations on Seller's liability) shall apply to limit, qualify or exclude, in accordance with its terms, any liability which the Seller might otherwise have in respect of any breach of the Warranties and, where expressly stated, a claim under the

        Tax Covenant, provided that no provision of that schedule shall apply to any such liability arising out of or in connection with any dishonest or fraudulent act or omission, or any deliberate non-disclosure, by or on behalf of the Seller.

6.7     BANK INDEBTEDNESS STATEMENT

        6.7.1 As soon as reasonably practicable following Completion the Buyer will prepare the Bank Indebtedness Statement and, if the amount of the Bank Indebtedness exceeds L1,163,069.68, deliver the same to the Seller.

        6.7.2 Within 10 Business Days of the receipt by the Seller of the draft Bank Indebtedness Statement the Seller shall inform the Buyer in writing whether or not it accepts the draft Bank Indebtedness Statement and, if not, shall specify in writing the amount and nature of any item which it does not accept.

        6.7.3 If the Seller confirms in writing that it accepts the draft Bank Indebtedness Statement, or if it fails to inform the Buyer within 10 Business Days of receipt whether or not it accepts the draft Bank Indebtedness Statement such draft shall be the Bank Indebtedness Statement for the purposes of this Agreement.

        6.7.4 If the Seller informs the Buyer, in accordance with clause 6.7.2 that it does not accept the draft Bank Indebtedness Statement the Seller and the Buyer shall hold discussions in good faith with a view to agreeing the Bank Indebtedness Statement. If such agreement is reached and is confirmed in writing by the parties, it shall be final and binding on the parties.

        6.7.5 Any dispute about the draft Bank Indebtedness Statement which remains unresolved 30 Business Days after receipt by the Seller of the draft Bank Indebtedness Statement shall, at the request of either the Buyer or the Seller, be referred for final determination to an independent firm of chartered accountants nominated jointly by the Buyer and the Seller or, failing such nomination within 10 Business Days after a request by either the Buyer or the Seller, such firm shall be nominated at the request of either the Buyer or the Seller by the President for the time being of the Institute of Chartered Accountants in England and Wales. Such independent firm shall act as experts and not as arbitrators and (in the absence of manifest error) its decisions (both as to the manner in which its determination is to be made and as to the subject matter of its determination) shall be final and binding on the parties.

        6.7.6 All costs incurred by the Seller in reviewing and agreeing the Bank Indebtedness Statement shall be borne by the Seller and all such costs incurred by the Buyer shall be borne by the Buyer. The fees of such independent firm shall be payable by the Buyer and the Seller in such proportions as such independent firm determines (or failing such determination equally by the Seller on the one hand and the Buyer on the other hand).

        6.7.7 Each party will co-operate fully with the other and, if applicable, with the independent firm appointed under clause
                6.7.5 (including giving all reasonable access to records, information, and to personnel) with a view to enabling the draft Bank Indebtedness Statement to be prepared and subsequently discussed and, if applicable, with a view to enabling any such independent firm to make any determination required by clause 6.7.5, and in particular the Buyer shall procure that the Company shall permit the Seller and its advisers (and, if applicable, such independent firm) to have access to, and (where reasonable) to take copies (at the Seller's cost) of any records or information belonging to the Company which the Seller may reasonably require for the purpose of reviewing the draft Bank Indebtedness Statement

        6.7.8 The Seller covenants with the Buyer to pay to the Buyer within 5 Business Days of the agreement or determination of the Bank Indebtedness Statement pursuant to this Agreement an amount equal to the amount by which any Bank Indebtedness as determined by the Bank Indebtedness Statement exceeds L1,163,069.68.

6.8     CASH AMOUNT STATEMENT

        6.8.1 As soon as reasonably practicable following Completion the Buyer will prepare the Cash Amount Statement and, if the Cash Amount is less than L650,000, deliver the Cash Amount
                Statement to the Seller.

        6.8.2 Within 10 Business Days of the receipt by the Seller of the draft Cash Amount Statement the Seller shall inform the Buyer in writing whether or not it accepts the draft Cash Amount Statement and, if not, shall specify in writing the amount and nature of any item which it does not accept.

        6.8.3 If the Seller confirms in writing that it accepts the draft Cash Amount Statement, or if it fails to inform the Buyer within 10 Business Days of receipt whether or not it accepts the draft Cash Amount Statement such draft shall be the Cash Amount Statement for the purposes of this Agreement.

        6.8.4 If the Seller informs the Buyer, in accordance with clause 6.8.2 that it does not accept the draft Cash Amount Statement the Seller and the Buyer shall hold discussions in good faith with a view to agreeing the Cash Amount Statement. If such agreement is reached and is confirmed in writing by the parties, it shall be final and binding on the parties.

        6.8.5 Any dispute about the draft Cash Amount Statement which remains unresolved 30 Business Days after receipt by the Seller of the draft Cash Amount Statement shall, at the request of either the Buyer or the Seller, be referred for final determination to an independent firm of chartered accountants nominated jointly by the Buyer and the Seller or, failing such nomination within 10 Business Days after a request by either the Buyer or the Seller, such firm shall be nominated at the request of either the Buyer or the Seller by the President for the time being of the Institute of Chartered Accountants in England and Wales. Such independent firm shall act as experts and not as arbitrators and (in the absence of manifest error) its decisions (both as to the manner in which its determination is to be made and as to the subject matter of its determination) shall be final and binding on the parties.

        6.8.6 All costs incurred by the Seller in reviewing and agreeing the Cash Amount Statement shall be borne by the Seller and all such costs incurred by the Buyer shall be borne by the Buyer. The fees of such independent firm shall be payable by the Buyer and the Seller in such proportions as such independent firm determines (or failing such determination equally by the Seller on the one hand and the Buyer on the other hand).

        6.8.7 Each party will co-operate fully with the other and, if applicable, with the independent firm appointed under clause
                6.8.5 (including giving all reasonable access to records, information, and to personnel) with a view to enabling the draft Cash Amount Statement to be prepared and subsequently discussed and, if applicable, with a view to enabling any such independent firm to make any determination required by clause 6.8.5, and in particular the Buyer shall procure that the Company shall permit the Seller and its advisers (and, if applicable, such independent firm) to have access to, and (where reasonable) to take copies (at the Seller's cost) of any records or information belonging to the Company which the Seller may reasonably require for the purpose of reviewing the draft Cash Amount Statement

        6.8.8 The Seller covenants with the Buyer to pay to the Buyer within 5 Business Days of the agreement or determination of the Cash Amount Statement pursuant to this Agreement an amount equal to the amount by which the Cash Amount as determined by the Cash Amount Statement is less than L650,000.

6.9 Any amount paid by or on behalf of the Seller in respect of a breach of the Warranties and/or pursuant to a claim made under the Tax Covenant and/or pursuant to clauses 6.7.8 or 6.8.8 shall be deemed to reduce the purchase price payable for the Shares by, and be a repayment of, that amount.

7.      TAX

        The Seller covenants to the Buyer in relation to Tax in the terms set out in schedule 3.

8.      ACCESS TO RECORDS

        The Buyer shall procure that the Company shall, for a period of seven years following Completion and subject to the following provisions of this clause 8, allow the Seller and/or its professional advisers upon reasonable notice and at reasonable times to have such access to the books, records and financial information of the Company as the Seller may reasonably require with respect to periods prior to Completion, including, without limitation, for the purpose of the preparation of the Seller's annual accounts, tax computations or other requirement of a regulatory body. The Seller hereby agrees to procure that any such information or documentation shall be kept confidential and shall not be disclosed to any person save to the extent that it is required to be included in the Seller's annual accounts or tax computations, or to be given to or required to be disclosed (publicly or otherwise) by a regulatory body.

9.      PROTECTION OF THE INTERESTS OF THE BUYER AND THE SELLER

9.1 The Seller shall not, directly or indirectly, alone or jointly with any other person, and whether as shareholder, partner, director, principal, consultant, officer, employee or agent or in any other capacity:

        9.1.1 for a period of 30 months starting on the Completion Date, carry on or be engaged, interested or concerned in, or assist, any business which involves an activity being carried out within the United Kingdom which competes with the UK Business carried on by the Company as at Completion, provided that nothing in this clause 9.1.1 shall prevent the Seller from carrying on or being engaged, interested or concerned in the Seller's Permitted Business;

        9.1.2 for a period of 30 months starting on the Completion Date accept from any person who was a customer of the Company during the period of 12 months ending on the Completion Date, business which involves an activity being carried out within the United Kingdom which competes with the UK Business carried on by the Company as at Completion provided that nothing in this clause
                9.1.2 shall prevent the Seller from accepting business comprising the Seller's Permitted Business;

        9.1.3 for a period of 30 months starting on the Completion Date accept from any person:

                9.1.3.1 who has its principal place of business in a Restricted
                        Area and was a customer of the Company within that Restricted Area at any time during the period of 12 months ending on the Completion Date; or

                9.1.3.2 for whom the Company made a collection in a Restricted
                        Area during the 12 months ending on the Completion Date,

                business which involves a collection being made in that Restricted Area which competes within that Restricted Area with the Collecting Business carried on by the Company as at Completion;

        9.1.4 for a period of 30 months starting on the Completion Date solicit from any person who was a customer of the Company at any time during the period of 12 months ending on the Completion Date, business which involves an activity being carried out within the United Kingdom which competes with the UK Business carried on by the Company as at Completion provided that, subject to clause 9.1.5, nothing in this clause 9.1.4 shall prevent the Seller from soliciting from persons whose principal place of business is outside the United Kingdom business comprising or which would comprise the Seller's Permitted Business;

        9.1.5 for a period of 30 months starting on the Completion Date solicit from any person:

                9.1.5.1 who has its principal place of business in a Restricted
                        Area and was a customer of the Company within that Restricted Area at any time during the period of 12 months ending on the Completion Date; or

                9.1.5.2 for whom the Company made a collection in a Restricted
                        Area during the 12 months ending on the Completion Date,

                business which involves a collection being made in that Restricted Area which competes within that Restricted Area with the Collecting Business carried on by the Company as at Completion;

        9.1.6 for a period of 30 months starting on the Completion Date, and to the detriment of the Collecting Business in the Restricted Areas or to the detriment of the UK Business in the United Kingdom in each case carried on by the Company as at Completion, induce or attempt to induce any supplier of materials or services to any such business during the period of 12 months ending on the Completion Date to cease to supply, or to restrict or adversely to vary the terms of supply to, that business, provided that this clause 9.1.6 shall be without prejudice to the ability of the Seller or any of its Associates to otherwise deal with such suppliers;

        9.1.7 for a period of two years starting on the Completion Date, and to the detriment of the UK Business in the United Kingdom carried on by the Company as at Completion, employ or engage the services of any person employed or engaged by the Company in a senior/managerial or sales position on the Completion Date or any other person who held such a position during the period of 12 months ending on the Completion Date;

        9.1.8 for a period of two years starting on the Completion Date, and to the detriment of the UK Business in the United Kingdom carried on by the Company as at Completion, solicit or entice away, or endeavour to solicit or entice away, any person employed or engaged by the Company in a senior/managerial or sales position on the Completion Date to leave that position, whether or not that person would commit a breach of his contract by so leaving;

and for the avoidance of doubt, nothing shall prevent or restrict the Seller from using any collecting agents it wishes in the Restricted Areas provided that such use is not in breach of clause 9.1.6.

9.2 Nothing in clause 9.1 shall prohibit the Seller from holding any interest in any securities listed or dealt in on any securities exchange if the Seller and any Associate of the Seller are together interested in securities which amount to less than 5 per cent of the issued securities of that class and which in all circumstances carry less than 5 per cent of the voting rights (if any) attaching to the issued securities of that class, and if neither the Seller nor any Associate of the Seller is involved in the management of the business of the issuer of the securities or any subsidiary undertaking of that issuer except by virtue of the exercise of any voting rights attaching to the securities.

9.3 The Seller shall not disclose or use any confidential information relating to the Company and shall use all reasonable endeavours to prevent the publication or disclosure of any such confidential information. This clause shall not prohibit disclosure of confidential information pursuant to a legal obligation involuntarily incurred or if required by the law of any relevant jurisdiction or by any competent regulatory or governmental body or securities exchange or court in any relevant jurisdiction, provided that in any such case, the Seller shall take all such steps as may be reasonable and practicable in the circumstances to notify the Buyer before the relevant disclosure is made. This clause shall not apply to confidential information which the Buyer has authorised to be disclosed or which is in or becomes part of the public domain without breach of this clause or of clause 9.5.

9.4 The Seller shall not at any time after the Completion Date use in any manner in the course of any business the name MEDSCREEN or any confusingly similar name, mark, sign or logo, or present itself or permit itself to be presented as in any way connected (other than historically) with the Company or interested in the Shares.

9.5 The Seller shall ensure that none of its Associates from time to time takes or omits to take any action which, if taken or omitted by the Seller, would constitute a breach of clause 9.1, 9.3 or 9.4.

9.6 The Buyer shall not at any time after the Completion Date, without the prior written consent of the Seller, use in any manner in the course of any business, the name PHARMCHEM or any confusingly similar name, mark, sign or logo or present itself or permit itself to be presented as in any way connected (other than historically) with the Seller.

9.7 The Buyer shall ensure that none of its Associates from time to time (including, after Completion, the Company or any of its Associates) takes or omits to take any action which, if taken or omitted by the Buyer, would constitute a breach of clause 9.6.

9.8 Since the Seller has confidential information relating to the Company and a detailed awareness of the Company's customer connections, and since the purchase price payable for the Shares has been calculated on the basis that the Seller would assume the obligations set out in this clause 9, the parties acknowledge that each of those obligations is reasonable as to subject matter, area and duration and is necessary to provide the Buyer with the full benefit of the goodwill of the Company.

9.9 Without prejudice to any other remedy which may be available to the Buyer or the Seller, as appropriate, the parties agree that the Buyer shall be entitled to seek injunctive or other equitable relief in relation to a breach of clauses 9.1, 9.3, 9.4 and 9.5, and that the Seller shall be entitled to seek injunctive or other equitable relief in relation to a breach of clauses 9.6 and 9.7, it being acknowledged that an award of damages might not be an adequate remedy in the event of such a breach.

9.10 If any provision of this clause shall be found by any court of competent jurisdiction to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted and/or its duration or scope were reduced, the provision in question shall apply with such modifications as may be necessary to make it valid.

9.11 Each of the obligations assumed by the Seller in this clause 9 is separate and shall be construed and be enforceable independently of the others, and is assumed without prejudice to any other obligations of the Seller implied at law or in equity.

10.     INSURANCE ARRANGEMENTS

10.1 Subject to clause 10.4, the Seller undertakes to make arrangements so that cover continues to be provided for the Company under its existing insurance arrangements for 15 days after Completion, or such shorter period as the Buyer may notify to the Seller from time to time.

10.2 The Seller undertakes to account to the Company for any proceeds payable with respect to loss incurred by the Company that the Seller may receive pursuant to the insurance arrangements described in clause 10.1.

10.3 The Seller shall, at the request of the Buyer and at the Buyer's cost, provide such assistance as is reasonable to pursue and seek recovery of any insurance claim occurring in the period of 15 days after Completion (or such shorter period as the Buyer may notify to the Seller from time to time pursuant to clause 10.1) under the Seller's group insurance policies (if the policies cover such losses to the Company), provided that the Buyer shall have responsibility for pursuing and seeking recovery of any such insurance claim.

10.4 The Buyer undertakes to procure that during the period described in clause 10.1 the business of the Company shall not include any products or services which the Company does not have at the date of this Agreement and the nature of such business shall not otherwise materially change and that the Company its employees, officers and agents shall not do anything which would cause such insurance arrangements to become void or voidable or allow claims made under such arrangements to be avoided by the insurer and the Buyer agrees that the obligations of the Seller under clauses 10.1, 10.2 and 10.3 shall terminate immediately upon a breach of this clause 10.4 occurring.

11.     PAYMENTS AND INTEREST

11.1 Payments to be made to the Seller under this Agreement shall be made in sterling by telegraphic transfer of immediately available funds to the following account:

        Bank:         National Westminster Bank plc
                      City of London Office
                      PO Box 12258
                      1 Princes Street
                      London EC2R 8PA

        Sort code:    60-00-01

        Account name: Hammond Suddards Edge Client Account

        Account number: 36259780.

11.2    The Seller:

        11.2.1 hereby irrevocably instructs the Buyer to set off the sum of L1,357,052.93 (which is owed by the Seller to the Buyer pursuant to the Assignment of Debt) against the aggregate purchase price payable pursuant to clause 4.5 and to pay the balance, being the sum of L5,650,000, to the account referred to in clause 11.1;

        11.2.2 specifically acknowledges that payment of funds in accordance with the above instructions discharges the obligations of the Buyer to pay the sum in question and that party shall not be concerned to see the application of the monies so paid.

11.3 Payment of any sum to a party's solicitors will discharge the obligations of the relevant party to pay the sum in question, and that party shall not be concerned to see the application of the monies so paid.

11.4 Each payment to be made by the Seller under this Agreement shall be made free and clear of all deductions, withholdings, counterclaims or set-off of any kind except for those required by law.

11.5    In the event that:

        11.5.1 any deduction or withholding is required by law to be made from any sum payable by any party to the other pursuant to this Agreement (save for sums payable pursuant to the Tax Covenant), the paying party shall be obliged to pay such increased sum as will, after the deduction or withholding has been made, leave the receiving party with the same amount as it would have been entitled to receive in the absence of such requirement to make a deduction or withholding; and

        11.5.2 any sum paid by any party to the other pursuant to this Agreement (save for sums payable pursuant to the Tax Covenant) is or will be chargeable to Tax, the paying party shall be obliged to pay such further sum as will, after payment of the Tax, leave a sum equal to the amount that would otherwise have been payable if Tax had not been so chargeable and for these purposes a sum shall be regarded as chargeable to Tax in circumstances where it would have been chargeable to Tax but for some Relief available to the receiving party.

12.     BOOKS AND RECORDS

        The Seller shall ensure that all records relating to the business of Company which are owned by the Seller or any Associate of the Seller are retained for a period of six years starting on the Completion Date and that the Buyer is promptly provided upon request with access to those records during normal working hours and on reasonable prior notice and is permitted at the Buyer's expense to make copies of them.

13.     ASSIGNMENT

13.1 Except as provided in clause 13.2, no party may assign or otherwise dispose of any rights under this Agreement, at law or in equity, including by way of declaration of trust. Any purported assignment in breach of this clause shall be void and confer no rights on the purported assignee.

13.2 The Buyer may assign all or any of its rights under this Agreement by way of security to its bankers providing funding or, from time to time, providing refinancing of the funding provided for the acquisition of the Company pursuant to this Agreement, provided that such security is given solely with respect to such funding and its provision is a condition of the Buyer's funding or refinancing arrangements.

14.     ANNOUNCEMENTS AND CONFIDENTIALITY

14.1 No party may make any press release or other public announcement about this Agreement or the transactions contemplated by it or disclose any of the terms of this Agreement except with the consent of the other party.

14.2 Clause 14.1 shall not apply to any disclosure made by a party to its officers or employees or to an Associate or to its professional advisers or bankers, or to any announcement or disclosure required by the law of any relevant jurisdiction or by any competent regulatory or governmental body or securities exchange in any relevant jurisdiction, provided that the party required to make such an announcement or disclosure shall first notify the other party.

14.3 Each party shall ensure that any Associate or professional adviser or other person to which it discloses information pursuant to clause 14.2 is made aware of the obligations of confidentiality contained in this clause and complies with this clause as if binding on it directly.

15.     COSTS

        Each party shall bear its own costs and expenses in connection with the preparation, negotiation, execution and performance of this Agreement and the documents referred to in it.

16.     NOTICES

16.1 Any notice, consent or other communication given under this Agreement shall be in writing and in English, and signed by or on behalf of the party giving it, and shall be sent by hand, by prepaid recorded or special delivery post (or prepaid international recorded airmail if sent internationally) or by fax as follows:

        TO THE BUYER:

        For the attention of: Fiona Begley

        Address: 1a Harbour Quay, 100 Prestons Road, London E14 9PH

        Facsimile number: +44 20 7712 8001
        with a copy (which shall not constitute notice) to Fabrizio Carpanini at the Buyer's Solicitors (ref: AAB/FCP/10043.2); and

        TO THE SELLER:

        For the attention of: Joseph Halligan

        Address: PharmChem, Inc.,
                 4600 N. Beach Street,
                 Haltom City,
                 Texas 76137
                 USA

        Facsimile number: +1 817 605 6434

        with a copy (which shall not constitute notice) to Nick Williams at the Seller's Solicitors and another copy (which shall not constitute notice) to J A Shelton, Sonnenschein Nath & Rosenthal, 601 So. Figueroa Street, Suite 1500, Los Angeles, CA 90017, USA.

16.2 Either party may notify the other of any other person, address or fax number for the receipt of notices or copy notices. Any such change shall take effect five Business Days after notice of the change is received or (if later) on the date (if any) specified in the notice as the date on which the change is to take place.

16.3 Any notice, consent or other communication given in accordance with clause 16.1 and received after 5.30 p.m. on a Business Day, or on any day which is not a Business Day, shall for the purposes of this Agreement be regarded as received on the next Business Day.

16.4 The provisions of clause 16.1 shall not apply in relation to the service of any process in any proceedings arising out of or in connection with this Agreement.

17.     THIRD PARTY RIGHTS

17.1 The Company may rely upon and enforce the terms of clauses 5.1 and 5.4 (guarantees and loan accounts), 6.5 (waiver of rights in relation to warranties), 9 (protection of the interests of the Buyer) and the directors and employees of the Company may rely upon and enforce the terms of clause 6.5 (waiver of rights in relation to warranties).

17.2 The rights referred to in clause 17.1 may be enforced by the third parties referred to in that clause only with the prior written consent of the Buyer.

17.3 Notwithstanding any other provision of this Agreement, the Seller and the Buyer may by agreement in writing rescind or vary any of the provisions of this Agreement without the consent of any third party, and accordingly section 2(1) Contracts (Rights of Third Parties) Act 1999 shall not apply.

17.4 Except as otherwise stated in this clause a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to rely upon or enforce any term of this Agreement. This clause shall not affect any right or remedy of a third party which exists or is available apart from that Act.

18.     WAIVER

        A failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not constitute a waiver of that or any other right or remedy. A waiver of a breach of any term of this Agreement shall not constitute a waiver of any other breach of this Agreement.

19.     CUMULATIVE RIGHTS

        The rights and remedies provided by this Agreement are cumulative and (except as otherwise provided in this Agreement) are not exclusive of any rights or remedies provided by law.

20.     FURTHER ASSURANCE

        After Completion, the Seller shall at its own expense execute all such documents and do all such other things as the Buyer may from time to time reasonably require in order to vest in the Buyer legal title to the Shares and otherwise to give full effect to this Agreement.

21.     NO MERGER

        The provisions of this Agreement shall remain in full force and effect notwithstanding Completion.

22.     COUNTERPARTS

        This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

23.     ENTIRE AGREEMENT

23.1 This Agreement, and the documents referred to in it, constitute the entire agreement and understanding of the parties and supersede any previous agreement between the parties relating to the subject matter of this Agreement.

23.2 The Buyer agrees that it has not entered into this Agreement or any agreement or document entered into pursuant to this Agreement in reliance upon any representation, statement, covenant, warranty, agreement or undertaking of any nature whatsoever made or given by or on behalf of the Seller except as expressly set out in this Agreement or any agreement or document entered into pursuant to this Agreement. Nothing in this clause shall exclude any liability on the part of the Seller for fraud or fraudulent misrepresentation.

24.     GOVERNING LAW AND JURISDICTION

24.1 This Agreement shall be governed by and construed in accordance with the law of England and Wales. Each party irrevocably submits to the exclusive jurisdiction of the courts of England and Wales over any claim, dispute or matter arising under or in connection with this Agreement.

24.2 Each party irrevocably waives any objection which it may have now or later to proceedings being brought in the courts of England and Wales and any claim that proceedings have been brought in an inconvenient forum. Each party further irrevocably agrees that a judgment in any proceedings brought in the courts of England and Wales shall be conclusive and binding upon each party and may be enforced in the courts of any other jurisdiction.

24.3 The Seller irrevocably appoints London Law Agency (attention: Kate Crombie of 84 Temple Chambers, Temple Avenue, London EC4Y 0HP as its agent to receive on its behalf in England service of any proceedings arising out of or in connection with this Agreement. Such service shall be deemed completed on delivery to that agent (whether or not it is forwarded to and received by the Seller). If for any reason that agent ceases to be able to act as agent or no longer has an address in England, the Seller shall immediately appoint a substitute and give notice to the other party of the new agent's name and address.

24.4 Nothing in this Agreement shall affect the right to serve process in any manner permitted by law.

AS WITNESS of which this Agreement has been executed by or on behalf of the parties on the date set out on page 1.

                                   SCHEDULE 1

                             DETAILS OF THE COMPANY


DATE AND PLACE OF INCORPORATION:        15 September 1986, England and Wales

REGISTERED NUMBER:                      2055216

REGISTERED OFFICE:                      1a Harbour Quay, 100 Prestons Road,
                                        London E14 9PH

SHARE CAPITAL:

        Authorised:                     1,000,000 ordinary shares of L1 each

        Issued:                         900,000 ordinary shares of L1 each

OPTIONS/WARRANTS:                       None

DIRECTORS:                              Fiona Begley
                                        Joseph Halligan
                                        David Lattanzio

SECRETARY:                              David Lattanzio

SHAREHOLDERS:                           PharmChem Inc.

AUDITORS:                               Gallagher & Co.

ACCOUNTING REFERENCE DATE:              31 December

CHARGES:                                Debenture dated 10 October 2001 in
                                        favour of Lloyds TSB Bank plc

                                   SCHEDULE 2

                                   WARRANTIES

                                PART 1 - GENERAL

1.      SHARES AND OTHER SECURITIES OF THE COMPANY

1.1     The Shares represent the entire issued share capital of the Company.

1.2 The shareholder of the Company listed in schedule 1 is the legal and beneficial owner of the shares set out against its name.

1.3     The Company has no debenture or any other security in issue.

1.4 No person has the right or has claimed to have a right (whether exercisable now or at a future date and whether contingent or not) to subscribe for, or to convert any security into, any shares, debentures or other securities of the Company, including pursuant to an option or warrant.

1.5 The Company has not at any time purchased its own shares or redeemed or forfeited any shares, or agreed to do so, or granted an option whereby it might become liable to do so.

1.6 There is no Encumbrance over any issued or unissued shares in the capital of the Company, there is no subsisting agreement to create any such Encumbrance and no person has claimed to be entitled to any such Encumbrance.

2.      SHADOW DIRECTORS

        No person who is not named in schedule 1 is a shadow director (within the meaning of section 741(2) Companies Act 1985) of the Company.

3.      SUBSIDIARIES AND BRANCHES

3.1 The Company has no interest in nor is it under a subsisting obligation to acquire any interest in any shares, debentures or other securities of any other body corporate.

3.2 The Company has no agency, branch or other place of business or permanent establishment outside the United Kingdom.

4.      COMMISSION

        No person is entitled to receive from the Company any finder's fee or brokerage or other commission in connection with the sale of the Shares to the Buyer.

5.      ARTICLES OF ASSOCIATION

        The copies of the articles of association of the Company annexed to the Disclosure Letter have embodied in them or annexed to them a copy of all resolutions or agreements required by the Companies Act 1985 to be so embodied or annexed.

6.      MATERIAL INFORMATION

6.1 The information set out in the recitals and schedule 1 is complete and accurate.

6.2 All written information relating to the Company given by or on behalf of the Seller or the Seller's Solicitors to the Buyer or the Buyer's Solicitors dated 15 February 2002, 5 March 2002 and by email on 14 March 2002 was when given, and remains, complete and accurate and not misleading.

7.      INSOLVENCY

7.1 The Company has assets whose value exceeds the amount of its liabilities.

7.2 No order has been made or shareholder resolution passed, or so far as the Seller is aware, petition presented or resolution of creditors' passed for the winding up of the Company and so far as the Seller is aware no creditors' meeting has been convened to consider any such resolution; no administration order has been made and so far as the Seller is aware, no petition has been presented for such an order in relation to the Company; and no receiver, manager or administrative receiver has been appointed in respect of the Company.

7.3 So far as the Seller is aware, no meeting of the creditors of the Company or any class of them has been convened or proposed, and no moratorium, composition, compromise or arrangement has been proposed between the Company and its creditors, or any class of them, and the Company has not made a proposal under Part I of the Insolvency Act 1986 for a composition in satisfaction of its debts or a scheme of arrangement of its affairs.

7.4 No judgment, decree, order or award notified to the Company remains unsatisfied, no written demand has been served on the Company pursuant to section 123(1)(a) Insolvency Act 1986 and, so far as the Seller is aware, no distress, execution or other process has been levied against all or any part of the assets of the Company.

7.5 No procedure has been commenced by the registrar of companies with a view to striking off the Company under section 652 or 652A Companies Act 1985.

8.      AUTHORITY AND CAPACITY OF THE SELLER

8.1 The Seller has all necessary power and authority to enter into and perform its obligations under this Agreement and all agreements to be entered into by the Seller pursuant to this Agreement.

8.2 The entering into and performance by the Seller of its obligations under this Agreement and all agreements to be entered into by the Seller pursuant to this Agreement:

        8.2.1 will not result in a breach of any provision of the memorandum or articles of association or analogous constitutional documentation of the Seller; or

        8.2.2 will not result in a breach of, or constitute a default under, any material agreement under which the Seller enjoys rights or by which it is bound; or

        8.2.3 will not result in a breach of any order, judgment or decree of any court or governmental, administrative or regulatory body or agency to which the Seller is party or by which it is bound; or

        8.2.4   does not require the consent of any third party.

            PART 2 - ACCOUNTS, FINANCIAL, BANKING AND CURRENT TRADING

1.      THE ACCOUNTS

1.1 The Accounts were prepared under the historical cost convention and in accordance with applicable Statements of Standard Accounting Practice, Financial Reporting Standards, statements from the Urgent Issues Task Force, other generally accepted accounting practices in the United Kingdom and with the Companies Act 1985.

1.2 The Accounts give a true and fair view of the state of affairs of the Company as at the end of the financial year to which they relate and of its profit or loss for the period ended on that date.

1.3 Except as noted in the Accounts, the profits of the Company disclosed in the Accounts were not materially affected by any extraordinary or exceptional items or any other unusual or non-recurring items.

1.4 The annual accounts of the Company for the three financial years ended on the Accounts Date were prepared applying substantially the same accounting policies and bases.

1.5 At the Accounts Date the Company had no liability (whether actual, contingent, unquantified or disputed) or outstanding capital commitment which was not disclosed, provided for or noted in the Accounts to the extent required to be so disclosed, provided for or noted in accordance with generally accepted accounting practices in the United Kingdom.

2.      ACCOUNTING RECORDS

        The Company's accounting records comply with the requirements of section 221 Companies Act 1985 in all material respects.

3.      ACCOUNTING REFERENCE DATE

        The Company has not at any time had any accounting reference date (within the meaning of section 224 Companies Act 1985) other than the date set out in schedule 1.

4.      MANAGEMENT ACCOUNTS

4.1     The Management Accounts:

        4.1.1 have been prepared in good faith using accounting policies and bases consistent with those used in preparing the Accounts;

        4.1.2 fairly represent the financial position of the Company, including, without limitation, the turnover and profits of the Company, as at the end of the period to which they relate; and

        4.1.3   are not misleading.

5.      DIVIDENDS AND DISTRIBUTIONS

        All dividends or distributions declared, made or paid by the Company since its incorporation have been declared, made or paid in accordance with its articles of association and the Companies Act 1985.

6.      DEBTORS

6.1 There are no debts owing to the Company (whether or not due for payment) other than trade debts incurred in the ordinary course of business.

6.2 Annexed to the Disclosure Letter is a complete and accurate list of the trade debtors of the Company unpaid at 60 days after invoice.

6.3 The Seller is not aware of any reason why the trade debtors of the Company will not realise, in the ordinary course of collection, their nominal amounts (plus any accrued interest) less any provision for trade debtors included in the Accounts, the Management Accounts or disclosed in the Disclosure Letter.

6.4 So far as the Seller is aware none of the trade debtors of the Company is subject to any counterclaim, deduction or set off.

6.5 The Company has not factored or discounted any debts owing to it, nor has agreed to do so, nor has engaged in any financing which is not disclosed in the Accounts.

6.6 The Company has not made or agreed to make any loan or quasi-loan contrary to the Companies Act 1985.

7.      CREDITORS AND LIABILITIES

7.1 The Company has no creditors or any other liabilities (including contingent liabilities) other than in either case as disclosed in the Accounts or incurred in the ordinary course of business since the Accounts Date.

7.2 No sum is owing by the Company to its auditors, solicitors or other professional advisers, and no accrual ought properly be made by the Company in respect of any such sum.

7.3 Annexed to the Disclosure Letter is a complete and accurate list of the trade creditors of the Company unpaid at 60 days after invoice.

7.4 All outstanding indebtedness between the Seller or any Associate of the Seller and the Company (including any indebtedness to be released, novated or capitalised on Completion) is listed in the Disclosure Letter.

8.      GOVERNMENT GRANTS

        The Company has not applied for, or received, any grant, investment, subsidy or financial assistance from any government department or agency or any local or other authority.

 9.     BANK ACCOUNTS

 9.1 The Disclosure Letter contains the account details of all current, deposit and foreign currency accounts maintained by the Company.

 9.2 There have been no payments into or out of any account referred to in the previous paragraph since the date of the bank statements delivered to the Buyer at Completion except for payments set out in the reconciliation of those statements to cash book balances also delivered to the Buyer at Completion.

10.     FACILITIES

10.1 The Disclosure Letter contains full details of all financial facilities available to the Company (together "FACILITIES") and of the limits on those Facilities. Copies of all documents relating to the Facilities are annexed to the Disclosure Letter.

10.2 The total amount borrowed by the Company does not exceed, and has never exceeded, any limitation on its borrowing contained in its articles of association or in any of the Facilities or other agreement currently binding on it.

10.3 There has been no contravention by the Company of, or non-compliance by the Company with, any terms of any of the Facilities.

11.     POSITION SINCE THE ACCOUNTS DATE

11.1 Since the Accounts Date, the Company has carried on its business in the ordinary course, and there has been no material adverse change in the financial or trading position of the Company.

11.2    Without limiting paragraph 11.1 of this part 2, since the Accounts Date:

        11.2.1 no customer or supplier of the Company under a Material Agreement has ceased to deal, or has indicated an intention to cease to deal or deal on a smaller scale, with the Company, or has changed or indicated that it wishes to change the terms (in a manner which is prejudiced to the Company) on which it deals with the Company;

        11.2.2 the Company has not disposed of or acquired, or agreed to dispose of or acquire, nor is negotiating to dispose of or acquire, any business or any shares, debentures or other securities in a body corporate, or any interest in any business, shares, debentures or securities, or any other asset or interest in any other asset with a value in excess of L10,000 other than in the ordinary course of business;

        11.2.3 the Company has not repaid all or part of any debt owed by it in advance of the due date for repayment, or agreed to do so, nor has written off or released any debt owing to it in each case in excess of L1,000;

        11.2.4 no agreement or transaction has been entered into by the Company except on arm's length terms;

        11.2.5  no management charge has been levied against the Company;

        11.2.6 the Company has not entered into, or agreed to enter into, any capital commitments;

        11.2.7 no dividend or distribution of profits or assets (including without limitation any distribution as defined in Part VI Taxes Act and extended by section 418 Taxes Act) has been or would be treated as having been paid or made by the Company;

        11.2.8 no payment for group relief has been made and no group relief has been surrendered by the Company.

12.     CUSTOMERS AND SUPPLIERS

12.1 The Disclosure Letter contains details of all customers (or groups of connected customers) responsible for 2% or more of the turnover of the Company, and of all suppliers (or groups of connected suppliers) who supplied 2% or more of the Company's supplies, during the three financial years ended on the Accounts Date and during the period starting on the date after the Accounts Date and ending on the date of this Agreement.

12.2 So far as the Seller is aware (not having enquired with the relevant customer or supplier), no customer of the Company responsible for 1% or more of the turnover of the Company or supplier of 2% of more of the supplies of the Company during any of the three financial years ended on the Accounts Date is likely to cease to deal with the Company, or to deal with the Company on a smaller scale or to change the terms on which it deals with the Company, to the detriment of the Company after the date of this Agreement or as a result of the proposed acquisition of the Shares.

                       PART 3 - COMPLIANCE AND LITIGATION

1.      LICENCES AND CONSENTS

1.1 The Company holds (and held at all relevant times) all material licences, authorisations and consents necessary to own and operate its assets and carry on its business in all jurisdictions in which it now carries on business, and those licences, authorisations and consents are all valid and subsisting. Short particulars of each such licence, authorisation and consent are set out in the Disclosure Letter.

1.2 The Company is not materially in breach of any of the provisions of any such licence, authorisation or consent as is referred to in the previous paragraph, and there are no circumstances of which the Seller is aware which might give rise to any such licence, authorisation or consent being revoked, terminated, suspended or materially modified or which might prejudice its renewal.

2.      TRADE ASSOCIATIONS AND ACCREDITATIONS

2.1 The Company is a full member of the trade associations, institutions other unincorporated associations of which details are set out in the Disclosure Letter and has complied with all rules and regulations imposed by those associations and institutions, and there are no circumstances of which the Seller is aware which might give rise to any such membership being revoked, terminated or suspended.

2.2 Short particulars of each accreditation held by the Company in respect of its business are set out in the Disclosure Letter. The Company is not in breach of any of the provisions of any such accreditation and there are no circumstances which might give rise to any such accreditation being revoked, terminated, or suspended or which might prejudice its renewal.

3.      COMPETITION LAW

3.1 The Company is not nor has been a party to or concerned in any agreement, concerted practice or course of conduct which in whole or in part infringes the competition or anti-trust law of any country in which it carries on business.

3.2     The Company:

        3.2.1 has not given any undertaking or assurance (whether or not legally binding) to; or

        3.2.2 so far as the Seller is aware, is not subject to any order of or investigation by; or

        3.2.3 has not received any process, notice, request for information or other communication (formal or informal) from,

        any court or the European Commission, the EFTA Surveillance Authority, the Office of Fair Trading, the Competition Commission, the Secretary of State for Trade and Industry or any other competition or other authority having jurisdiction in competition or anti-trust matters under any competition or anti-trust legislation in any country in which the Company has assets or carries on or intends to carry on business or where its activities may have an effect.

4.      UNDERTAKINGS, ETC.

        The Company has not given any undertaking or assurance to, or received any request for information, statement of objections or other communication (formal or informal) from, any national or supra-national authority or any court or governmental, administrative or regulatory body or agency, or, so far as the Seller is aware, is the subject of any court order, which in any case is still in force.

5.      DATA PROTECTION

5.1     The Company has complied with all relevant requirements of:

        5.1.1 the Data Protection Act 1984 (and the data protection principles set out in the schedule to that Act) at all times while that Act was in force;

        5.1.2   the Data Protection Act 1998;

        5.1.3 applicable codes of practice and/or guidance issued by or with the approval of the Information Commissioner.

5.2 So far as the Seller is aware, the Company has complied with all relevant requirements of data protection laws, regulations, self-regulatory codes of practice and guidance in other jurisdictions that are equivalent to those referred to in paragraph 5.1 and that may apply to any services provided by the Company.

5.3     The Company is either:

        (a) duly registered as a data controller under the Data Protection Act 1998 (or deemed to be so registered by notification regulations made by virtue of section 19(3) of that Act) for all purposes for which registration is required in respect of the processing of personal data by or on behalf of the Company; or

        (b) exempt from section 17(1) Data Protection Act 1998 under paragraph 2 of schedule 14 to that Act and duly registered as a data user under the Data Protection Act 1984 for all purposes for which registration is required in respect of the processing of personal data by or on behalf of the Company.

5.4 The Company has not received a notice (including, without limitation, any enforcement notice), letter, complaint, notification pursuant to a request for assessment under section 42 Data Protection Act 1998 or other communication from the Information Commissioner alleging breach by it of the Data Protection Act 1984 or the Data Protection Act 1998, and so far as the Seller is aware there are no circumstances which might give rise to any such notice, letter, complaint, notification or communication being served, given or made.

5.5 No individual has been awarded compensation from the Company (whether pursuant to court proceedings or not) under the Data Protection Act 1984 or the Data Protection Act 1998, no claim for such compensation is outstanding and so far as the Seller is aware there are no circumstances which might lead to any claim for such compensation being made.

5.6 No order has been made against the Company for the rectification, blocking, erasure or destruction of any data under the Data Protection Act 1984 or the Data Protection Act 1998, no application for such an order is outstanding and there are no circumstances which might lead to any application for such an order being made.

5.7 No warrant has been issued under schedule 4 of the Data Protection Act 1984 or schedule 9 of the Data Protection Act 1998 authorising the Information Commissioner (or any of his officers or servants) to enter any of the premises of the Company, and so far as the Seller is aware there are no circumstances which might lead to any application for such a warrant being made.

6.      DEFECTIVE SERVICES

        So far as the Seller is aware the Company has not supplied any services which are or were defective or which contain any errors or omissions or which did not comply with any warranty or representation expressly or impliedly made by the Company or with any applicable regulations, standards or requirements.

7.      BOOKS, RECORDS AND RETURNS

7.1 The register of members, minute books, other statutory books and registers and all other records (other than accounting records referred to in paragraph 2 of part 2 of this schedule) required to be kept by the Company under the Companies Act 1985 or any other legislation are in the possession and ownership or under the control of the Company, have been properly kept and contain complete and accurate details in all material respects of the matters which should be dealt with in those books, registers and records.

7.2 So far as the Seller is aware no claim has been made that any of the books, registers and records referred to in paragraph 7.1 of this part 3 is incorrect or should be rectified.

7.3 All returns, particulars, resolutions and other documents required by the Companies Act 1985 or any other legislation to be given or delivered by the Company to the registrar of companies or any other governmental, regulatory or other authority of competent jurisdiction other than a Tax Authority have in all material respects been correctly made up and duly given or delivered.

8.      LITIGATION

8.1 The Company is not engaged, or has during the period of two years ending on the date of this Agreement been engaged, in any litigation, arbitration, mediation, conciliation, expert determination, adjudication or other formal dispute resolution process, whether as claimant or defendant or in any other capacity.

8.2 So far as the Seller is aware the Company is not subject to any investigation, inquiry or enforcement proceedings or other process by any governmental, administrative or regulatory body other than a Tax Authority or agency nor is the Company in dispute with any such body or agency.

8.3 There are no dispute resolution processes, proceedings and other processes or disputes such as are referred to in paragraphs 8.1 and 8.2 of this part 3 in which the Company has been actively involved which are pending or threatened by or against the Company, and so far as the Seller is aware, there are no circumstances which might give rise to any such dispute resolution processes, proceedings and other processes or disputes.

                               PART 4 - CONTRACTS

1.      MATERIAL CONTRACTS

1.1 A copy of each Material Agreement under which the Company enjoys rights or by which the Company is bound at the date of this Agreement is annexed to the Disclosure Letter (or, where any such agreement is not in writing, complete and accurate details of that agreement is contained in the Disclosure Letter).

1.2 So far as the Seller is aware each Material Agreement is valid, binding and enforceable in accordance with its terms, and so far at the Seller is aware no Material Agreement is voidable by any party to it.

1.3 So far as the Seller is aware there has been no breach, whether by the Company or otherwise, of any of the Material Agreements and the Company has not received notice alleging any such breach.

1.4 No threat or claim of any default has been made by or against the Company in relation to any of the Material Agreements, and so far as the Seller is aware there are no circumstances which might give rise to any such default or which might otherwise cause any such agreement to be terminated or rescinded by any party or allow any party to vary its terms.

1.5 There is no subsisting dispute between the Company and any other person in relation to any of the Material Agreements, and, so far as the Seller is aware, there are no circumstances which might give rise to any such dispute.

1.6 The Company has not given or received notice terminating any of the Material Agreements.

1.7 The Company is not a party to any agreement, and the Company has not submitted an offer or tender which is capable of being converted into an agreement:

        1.7.1 which is not in the ordinary course of business or which is not on arm's length terms;

        1.7.2 which involves or may involve obligations, restrictions or expenditure of an unusual, onerous or exceptional nature, or which is or is likely to be loss-making;

        1.7.3 being a Material Agreement, which cannot be terminated by the Company on less than 3 months' notice without compensation;

        1.7.4 which requires a consideration or other expenditure by the Company of more than L100,000 in aggregate or L60,000 in any twelve months' period;

        1.7.5 which provides for the Company to receive any sum, right or other asset, or discharge any liability, whose amount or value is expressed in or by reference to any currency other than sterling or under which any right or obligation of the Company may be modified in the event of any change in currency exchange rates;

        1.7.6 which limits the ability of the Company to carry on any business in any part of the world in such a manner as it thinks fit;

        1.7.7 under which any sole or exclusive rights are granted by or to the Company;

        1.7.8 under which the Company is required to supply goods, services or rights of which the aggregate sales or licence value (exclusive of VAT, if any) exceeds L100,000 or 1% of the Company's turnover for the financial year ending on the Accounts Date;

        1.7.9 pursuant to which the Company has disposed of any shares or business and remains subject to any actual or contingent liability;

        1.7.10 which is a finance lease, hire purchase, rental or credit sale agreement or which otherwise provides for the purchase of any asset or the right to purchase any asset by way of periodical payment; or

        1.7.11 for the provision of management consultancy or similar services to the Company.

1.8 The Company is not, or has agreed to become, a member of any partnership, joint venture or consortium or a party to any other arrangement for sharing income, profits, losses or expenses.

2.      POWERS OF ATTORNEY AND AUTHORITIES

        There are no subsisting powers of attorney given by the Company and no other subsisting written authorities by which any person other than a Director or the Secretary may execute any document, enter into any agreement or do or agree to do anything on behalf of the Company.

3.      RETENTION OF TITLE

        The Company has not purchased any goods (including any plant or equipment) or materials on terms that property in them does not pass until full payment is made or all indebtedness discharged.

4.      OUTSTANDING OFFERS

        No offer or tender which is capable of being converted into an agreement binding on the Company, whether by acceptance or other act of some other person or in any other way, is outstanding, except in the ordinary course of business.

5.      GUARANTEES AND INDEMNITIES

        The Disclosure Letter contains details of all outstanding guarantees, indemnities, security agreements or comfort letters given by or for the benefit of the Company.

6.      MANAGEMENT REPORTS

        Neither the Seller nor the Company has commissioned any report from any third party management consultants during the period of three years ending on the date of this Agreement.

7.      POSSESSION OF DOCUMENTS

        All title deeds of the Company and original counterparts of all written agreements under which the Company enjoys rights or by which the Company is bound are in the Company's possession and ownership or under its control.

8.      INSIDER CONTRACTS

8.1 The Company is not a party to, nor have the profits or financial position of the Company during the period of four years ending on the Accounts Date been affected by, any agreement which is not on arm's length terms.

8.2 The Company is not a party to any subsisting agreement in which the Seller, or any Associate of the Seller, or any director of the Company, or any Associate of any such director, is a party or is otherwise interested, directly or indirectly, nor has any such agreement been entered into at any time during the period of four years ending on the date of this Agreement.

8.3 The Company has not transferred any asset to or received any asset from the Seller or any Associate of the Seller other than by way of sale for market value or by way of lawfully declared dividend.

9.      EFFECT OF AGREEMENT

        The sale of the Shares to the Buyer and the performance by the parties of their obligations under this Agreement:

9.1 will not result in a breach of, or constitute a default under, any agreement under which the Company enjoys rights or by which it is bound;

9.2 will not entitle any party to an agreement under which the Company enjoys rights or by which it is bound to be released from any of that party's obligations or to terminate or vary its rights or obligations under that agreement; and

9.3     will not create or accelerate any obligation of the Company.

                                 PART 5 - ASSETS

1.      OWNERSHIP AND POSSESSION OF ASSETS

1.1 All assets used by the Company in the course of its business as carried on at the date of this Agreement other than any asset held under any finance lease, hire purchase and rental or credit sale agreements, are legally and beneficially owned by the Company free from Encumbrances.

1.2 All of the material tangible assets owned by the Company, or which the Company has the right to use, are in the possession and ownership or under the control of the Company.

2.      INSURANCE

2.1 Annexed to the Disclosure Letter are copies of all insurance policies maintained by the Company.

2.2 The Company maintains, and has at all material times maintained, insurance in respect of all of its material assets of an insurable nature against fire, accident, theft and damage in amounts representing their full replacement or reinstatement values, against third party loss (including by way of employer's liability and public liability insurance), loss of profits and all other risks required by applicable law or regulation to be covered by insurance. The Property is insured in their full reinstatement values for not less than two years' loss of rent and against third party and public liabilities to an adequate extent.

2.3 All premiums due on the subsisting insurance policies of the Company have been duly paid, all other conditions of those policies have been performed and observed, and, so far as the Seller is aware, there are no circumstances which might make any policy void or voidable.

2.4 The Company has not been refused insurance during the period of three years ending on the date of this Agreement.

2.5 The Disclosure Letter contains complete and accurate details of all insurance claims made by the Company during the period of two years ending on the date of this Agreement, and so far as the Seller is aware there are no circumstances which would or might entitle the Company to make such a claim or which would or might be required under any of the policies to be notified to the insurers.

3.      CONDITION AND MAINTENANCE OF EQUIPMENT

3.1     All office and other equipment owned or used by the Company:

        3.1.1 are in good repair and condition (subject to fair wear and tear); and

        3.1.2 have been regularly maintained to a good technical standard and in accordance with safety regulations usually observed in relation to equipment of the relevant type, the provisions of any applicable finance leases and hire purchase, rental, credit sale and other similar agreements and all applicable safety laws and regulations currently in force.

3.2 Maintenance contracts are in full force and effect in respect of all material assets of the Company which it is normal or prudent to have maintained by independent or specialist contractors and in respect of all assets which the Company is obliged to maintain or repair under any finance lease or hire purchase, rental, credit sale or other similar agreement.

3.3 Copies of all service histories and maintenance contracts relating to office and other equipment owned or used by the Company are annexed to the Disclosure Letter.

4.      LEASED ASSETS

        So far as the Seller is aware, no circumstance has arisen, or is likely to arise, in relation to any asset held by the Company under a finance lease or a hire purchase, rental, credit sale or other similar agreement by which the rental payable has been, or is likely to be, increased.

5.      CHARGES

        All charges in favour of the Company and which require registration under the Companies Act 1985 have been duly registered.

                         PART 6 - ENVIRONMENTAL MATTERS

1.      DEFINITIONS

        In this part 6:

        "ENVIRONMENT"     means all or any of the following media namely the air
                          and water and land and the medium of air including
                          (without limitation) the air within buildings and the air within other natural or man-made structures above or below ground;

        "ENVIRONMENTAL    means all national or local statutes, codes or other
        LAWS"             laws or legislation concerning health and safety or
                          matters related to pollution or protection of the environment and all decisions, rules, regulations, ordinances, orders, notices and directives of the European Community and other official bodies having jurisdiction in respect of those matters;

        "HAZARDOUS        means any substance whether in solid or liquid form or
        SUBSTANCE"        in the form of a gas or vapour and whether alone or in
                          combination with any other substance or organism which is capable of causing harm to human health or welfare or the Environment.

2. So far as the Seller is aware the Company has at all times carried on its business in all material respects in compliance with all relevant Environmental Laws and holds all necessary, current licences and authorisations and approvals and consents required by Environmental Laws to enable it lawfully to carry on its business.

3. So far as the Seller is aware the Company in all material respects has complied with all licences and authorisations and approvals and consents including (without limitation) any conditions and limitations and directions imposed on those licences and authorisations and approvals and consents and any subsequent amendment, alteration and order relating to them;

4. So far as the Seller is aware no event has occurred or circumstance exists which entitles any licence and authorisation and approval and consent referred to in paragraphs 2 and 3 of this part 6, whether in part or in whole, to be revoked or suspended or amended or varied or withdrawn or not renewed or which would prevent compliance with any terms of any licence or authorisation or approval or consent.

5. So far as the Seller is aware, no application by the Company for the surrender or transfer or variation of the terms of any licence or authorisation or approval or consent has been refused for any reason.

6. So far as the Seller is aware, neither the Company nor any other person on behalf of the Company has conducted any environmental inspection or investigations or studies or audits or tests or reviews or other analyses in relation to the Company or the Property or the business carried on at the Property.

7. So far as the Seller is aware, the Company has not received any written notice of any claim under Environmental Laws howsoever arising nor are the Sellers on notice of any circumstances which may give rise to any such claims.

                                PART 7 - PROPERTY

1.      TITLE

1.1 The Property comprises all the properties owned, occupied or otherwise used by the Company and it is occupied solely by the Company under lease or licence.

1.2     The information contained in schedule 4 is complete and accurate.

1.3 The Company has a good title to the Property against which its name appears in schedule 4.

2.      ENCUMBRANCES

2.1 The Property is free from mortgages, debentures, charges, rent charges, liens or other encumbrances.

2.2 The Property is not subject to outgoings other than business rates, water rates and insurance premiums, rent and service charges.

2.3 If any disclosure is made in the Disclosure Letter qualifying any of paragraphs 2.1 and 2.2 of this part 7, all obligations and liabilities imposed by or arising in relation to any matter so disclosed have been performed and discharged and no payments in respect of them are outstanding.

3.      PLANNING MATTERS

3.1 So far as the Seller is aware, building regulation consents have been obtained and planning permission has been obtained or is deemed to have been granted for the purposes of the Planning Acts with respect to all development alterations and improvements (if any) to the Property.

3.2 The Company has not received notice of any breach of planning permissions, orders, regulations, consents and bye-laws applicable to the Property which it occupies.

4.      STATUTORY OBLIGATIONS

        The Company has not received notice of any breach applicable statutory and bye-law requirements with respect to the Property which it occupies.

5.      ADVERSE ORDERS

        So far as the Seller is aware, there is no requirement relating to the Property or its use which although not registered in the Register of Local Land Charges is capable of registration in that Register.

6.      CONDITION OF THE PROPERTY

        So far as the Seller is aware none of the facilities necessary for the enjoyment or use of the Property for its current use is enjoyed on terms entitling any person to terminate or curtail its use.

7.      LEASEHOLD PROPERTIES

7.1 The Company has paid the rent and not received notice of any breach of the covenants on the part of the tenant and the conditions contained in any Lease (which expression in this paragraph 7 includes underleases). The last demand for rent (or receipt if issued) in relation to the Lease was unqualified.

7.2     There are no rent reviews in progress under the Lease.

7.3 There is no obligation to reinstate the Property by removing or dismantling an alteration made to it by the Company or a predecessor in title.

7.4 The Company has not entered into an agreement with the landlord of the Property specifying circumstances in which it would be reasonable for the landlord to withhold its consent to an assignment in accordance with section 19(1A) Landlord and Tenant Act 1927.

7.5 Other than the Lease, the Company has no contingent liability (as original or previous tenant or as guarantor) in respect of any lease granted prior to 1 January 1996 or following an excluded assignment as defined in the Landlord and Tenant (Covenants) Act 1995.

                               PART 8 - EMPLOYMENT

References in this part 8 to employees include officers and workers.

1.      EMPLOYEES AND TERMS OF EMPLOYMENT

1.1 The Disclosure Letter contains complete and accurate details of the identities, dates of commencement of employment, engagement or appointment to office, dates of birth, notice periods and basic annual salaries or fees of all the individuals employed or engaged by the Company (whether under a contract of service or otherwise).

1.2 Copies of all employment contracts for all individuals employed by the Company and having a basic annual salary in excess of L30,000 are annexed to the Disclosure Letter.

1.3 The Disclosure Letter contains complete and accurate details of any outstanding offer of employment or engagement made to any person by the Company, and no person has accepted an offer of employment or engagement by the Company and has not yet started his employment or engagement.

1.4 There are no agreements between the Company and any trade union or other body representing employees, nor has the Company done any act which may be construed as recognition of any a trade union or other body, nor have any requests for recognition, whether pursuant to Schedule A1 of the Trade Union and Labour Relations (Consolidation) Act 1992, as amended, or otherwise, been received by the Company, nor are there any works councils or staff associations or other employee representatives in place.

1.5 So far as the Seller is aware, in relation to each of the persons presently employed or engaged by the Company (and so far as relevant to each person formerly employed or engaged by the Company) the Company has complied with all obligations imposed on it contractually, or by Articles of the Treaty of Rome, European Commission Regulations and Directives or by any statute, regulation or code of conduct relevant to the relations between it and any or all of its employees and workers or it and any recognised trade union.

1.6 The Company has complied with all relevant recommendations made by the Advisory Conciliation and Arbitration Service and with all relevant awards and declarations made by the Central Arbitration Committee.

1.7 No person now or previously employed or engaged by the Company has or, so far as the Seller is aware, may in the 9 months immediately following the date of this Agreement have a right to return to work (whether for reasons connected with maternity leave, absence by reason of illness or incapacity or otherwise) or a right to be reinstated or re-engaged by the Company.

1.8 Copies of all agreements for the provision of consultancy services of or to the Company and details of the terms applicable to the secondment to or from the Company of any person are annexed to or (as the case may be) contained in the Disclosure Letter.

1.9 There are no terms of employment or engagement for any person employed or engaged by the Company which provide that a change in control of the Company (however change of control may be defined, if at all) shall entitle the employee or worker to treat the change of control as amounting to a breach of contract or entitling him to any payment or benefit whatsoever or entitling him to treat himself as redundant or otherwise dismissed or released from any obligation.

1.10 The Company has no obligation to make any payment on redundancy in excess of the statutory redundancy payment, and the Company has not operated any discretionary practice of making any such excess payments.

1.11 No employee of the Company is subject to a current disciplinary warning, proceeding or procedure.

1.12 Save as disclosed there are no schemes which provide for benefits other than statutory benefits to be provided to any employee of the Company during any period of sickness or disablement.

2.      BONUS, PROFIT SHARING AND SHARE OPTION SCHEMES

2.1 There are no schemes in operation by or in relation to the Company under which any employee of the Company is entitled to any remuneration calculated by reference to the whole or part of the turnover, profits or sales of the Company or to any other form of bonus or commission.

2.2 There are no agents or distributors of the Company and there are no persons, firms or companies whether in the United Kingdom or elsewhere with whom formal or informal arrangements exist or have existed concerning the manufacture, sale, distribution, hire, lease or promotion of any services connected with the Company, and no such agent or distributor has any right to any indemnity or compensation whatsoever upon termination of any arrangement in connection with the Company.

3.      CHANGES IN REMUNERATION

3.1 Since the Accounts Date (other than as required by law) no change has been made in the rate of remuneration or the emoluments or pension benefits of any officer, ex-officer or senior executive of the Company (a senior executive being a person in receipt of remuneration in excess of L30,000 per annum) and no change has been made in the terms of employment or engagement of any officer or senior executive.

3.2 No amounts due to or in respect of any past or present employee of the Company (including taxes, National Insurance contributions, pensions contributions and any other levies) are in arrears or unpaid.

3.3 No negotiations for any increase in the remuneration or benefits of any employee of the Company are current.

3.4 No proposal, assurance or commitment has been communicated to any employee of the Company regarding any change to his terms of employment or engagement or working conditions.

4.      TERMINATION OF CONTRACTS OF EMPLOYMENT OR ENGAGEMENT

4.1 All subsisting contracts of service and all contracts for services with any individual to which the Company is a party are determinable on three months' notice or less without giving rise to a claim for damages or compensation, other than a statutory redundancy payment or statutory compensation for unfair dismissal.

4.2     No employee of or consultant to the Company:

        4.2.1 has given or received written notice terminating his employment or engagement which has not yet expired;

        4.2.2 will be entitled to give notice, receive any payment or benefit, treat himself as redundant or otherwise dismissed, claim for breach of contract or claim to be released from any obligation as a result of the sale of the Shares to the Buyer; or

        4.2.3 has, so far as the Seller is aware, indicated an intention to terminate his employment or engagement as a result of the sale of the Shares to the Buyer.

5.      INDUSTRIAL DISPUTES, EMPLOYEE AND OTHER CLAIMS

5.1 There is no outstanding or threatened claim, dispute, legal proceeding or grievance against the Company by any person who is now or has been within the six months prior to Completion employed or engaged by, or an officer of, the Company, or any dispute between the Company and a material number or class of its employees, and, so far as the Seller is aware, there are no circumstances which might give rise to any such claim, dispute, legal proceeding or grievance.

5.2 So far as the Seller is aware no enquiry into or investigation of the Company is pending or has been made or threatened by the Commission for Racial Equality, the Equal Opportunities Commission, any health and safety enforcement body or any other similar authority, and there are no circumstances which might give rise to any such enquiry or investigation.

5.3 So far as the Seller is aware during the period of twelve months ending on the date of this Agreement, the Company has not given or been required to give notice of any redundancies to the relevant Secretary of State or started consultations with any trade union or employee representatives under Chapter II, Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992 and the Company has not failed to comply with any obligation under that Act.

5.4 There is no actual or threatened protected disclosure under the Public Interest Disclosure Act 1998, and the Seller is not aware of any circumstances which might give rise to any such protected disclosure.

5.5 There is no requirement for a work permit in relation to any employee of the Company, and the provisions of the Asylum and Immigration Act 1996 have been complied with in respect of every employee of the Company.

6.      LOANS TO EMPLOYEES OR WORKERS

        The Company has not made any loan or advance, or provided any other form of financial assistance, to any past or present employee which is still outstanding.

                                PART 9 - PENSIONS

1.      DEFINITIONS

        In this part 9:

        "APPROVED"            means approved by the Inland Revenue for the
                              purposes of Chapter IV of Part XIV of the Taxes
                              Act and a reference to "APPROVAL" is to be construed accordingly;

        "DISCLOSED SCHEMES"   means the Scottish Mutual Stakeholder Scheme and
                              the National Mutual Group Personal Pension Plan

        "EMPLOYEE"            means, for the purposes of this part 9, a director
                              or employee or former employee or former director of the Company;

        "PENSION SCHEME"      means any arrangement (including any closed,
                              funded, unfunded, approved and unapproved arrangement) which provides Relevant Benefits and to which the Company is liable to contribute (or to whom it would be liable to pay contributions but for the current contributions holiday) or which is sponsored by the Company;

        "PERSONAL PLAN"       means the personal pension arrangement in place
                              for Jenny Lawler, known as the Scottish Equitable
                              Personal Plan;

        "RELEVANT BENEFITS"   means any pension, lump sum, gratuity or other
                              like benefit given or to be given on retirement or on death or in anticipation of retirement of an Employee.

2.      GENERAL PENSION WARRANTIES

2.1 Save for the Disclosed Schemes and the Personal Plan there is not in operation, and no proposal has been announced to enter into or establish, any Pension Scheme, any agreement, arrangement, custom or practice (whether Approved or not and whether funded or otherwise) for the payment of, or payment of a contribution towards, any Relevant Benefits for the benefit of an Employee or an Employee's dependants.

2.2 Save for the Disclosed Schemes and the Personal Plan the Company has not ever participated in, or contributed to, any other Pension Scheme.

2.3 The Company has complied with its obligations (if any) to facilitate access to a stakeholder pension scheme in accordance with section 3 Welfare Reform and Pensions Act 1999.

3.      OBLIGATIONS TO EMPLOYEES

3.1 All material particulars of the Disclosed Schemes have been disclosed to the Buyer including complete and accurate copies of:

        3.1.1 the current explanatory booklet issued to members of the Disclosed Schemes;

        3.1.2 all announcements to members of the Disclosed Schemes other than announcements which have been fully incorporated into the document referred to in paragraph 3.1.1 of this part 9.

3.2 No undertaking or assurance has been given to any Employee as to the continuation of the Disclosed Schemes or any alteration to or exception from its terms or the increase or improvement of benefits.

3.3 No discretion or power has been exercised (or practice followed) under the Disclosed Schemes in relation to any of the Employees to:

        3.3.1 augment benefits (whether in relation to early retirement, pension increases or otherwise);

        3.3.2 admit to membership an Employee who would not otherwise have been eligible for admission to membership;

        3.3.3 admit to membership an Employee on terms which provided for or envisaged the payment of a transfer value or a transfer of assets from another scheme to the Disclosed Schemes in a case in which the payment or transfer has not been made or has not been made in full;

        3.3.4 pay a contribution which the Company was or is not obliged to pay under the terms of the Disclosed Schemes.

4.      OTHER OBLIGATIONS

4.1     No Employee has been:

        4.1.1   excluded from membership of any Disclosed Scheme; or

        4.1.2   provided with different benefits under a Disclosed Scheme

        because of his or her sex or because he or she is or was employed on a part-time basis.

4.2 All employer contributions and, so far as the Seller is aware, all member contributions due to the Disclosed Schemes have been paid to the trustees of the scheme in accordance with the schedule of contributions or payments schedule (as required by, and defined in, sections 58 and 87 Pensions Act 1995) and the Company has complied with all its obligations in relation to the Disclosed Schemes.

4.3 So far as the Seller is aware there is no civil, criminal, arbitration or other proceeding or dispute (which includes, without limitation, investigations by OPRA or OPAS or the Pensions Ombudsman) concerning the Disclosed Schemes by or against the trustees, managers or administrators of the Disclosed Schemes, the Seller, the Company or any person whom any of them is or may be liable to indemnify or compensate and, so far as the Seller is aware, none is pending or threatened, and, so far as the Seller is aware, there are no circumstances which might give rise to a proceeding or dispute of that type.

5.      STATUS OF DISCLOSED SCHEMES

        The Disclosed Schemes are Approved and, so far as the Seller is aware, there is no matter which might give the Inland Revenue reason to withdraw Approval.

                         PART 10 - INTELLECTUAL PROPERTY

1.      DEFINITIONS

        In this part 10:

       "APPLICATIONS"             means applications for Registered Intellectual
                                  Property;

       "BUSINESS INTELLECTUAL     means the Intellectual Property which is used
       PROPERTY"                  in connection with the business of the
                                  Company;

        "INTELLECTUAL             means all intellectual property rights,
        PROPERTY"                 including (without limitation) patents,
                                  supplementary protection certificates, petty patents, utility models, Trade Marks, database rights, rights in designs, copyrights and topography rights (whether or not any of these rights are registered, and including applications and the right to apply for registration of any such rights) and all inventions, know-how, trade secrets, techniques and confidential information, customer and supplier lists and other proprietary knowledge and information, and all rights and forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world, in each case for their full term, and together with any renewals or extensions;

       "LICENCE"                  means any licence, permission or consent in
                                  respect of the use of any Intellectual
                                  Property (including, without limitation, any unwritten and/or informal licensing arrangement) and any arrangement of which any licence, permission or consent forms part;

       "REGISTERED INTELLECTUAL   means patents, certificates of addition,
       PROPERTY"                  supplementary certificates of addition,
                                  supplementary protection certificates, petty patents, utility models, registered copyrights, registered trade marks, domain names, registered designs, and all other registered intellectual or industrial property rights in any part of the world; and

       "TRADE MARKS"              business names, domain names,
                                  registered and unregistered trade marks and applications for registration of any of the above.

2.      OWNERSHIP

2.1 The Company is the sole legal and beneficial owner free from all Encumbrances of all Business Intellectual Property or (as the case may be) the Company is validly licensed under a Licence to use any Business Intellectual Property which it uses.

2.2 So far as the Seller is aware, nothing has been done or omitted to be done which may affect adversely the reputation of the Trade Marks used by the Company.

2.3 So far as the Seller is aware, all moral rights subsisting in relation to Business Intellectual Property have been irrevocably and unconditionally waived.

2.4 All of the Trade Marks and all of the Registered Intellectual Property and Applications which are owned by the Company or are proceeding in the name of the Company or in the joint names of the Company and another party(ies) are listed in the Disclosure Letter. The Company is the sole legal and beneficial owner of (and of the subject matter of) all Registered Intellectual Property and Applications so owned or proceeding, and all associated rights, and of the goodwill symbolised by the Trade Marks, in each case whether or not so listed.

2.5 All of the Software (as defined in part 11 of this schedule), in which, or in relation to which the Company holds, owns or exploits any Intellectual Property is listed in the Disclosure Letter, except where that Software is freely commercially available at a total cost to the Company not exceeding L500.

3.      MAINTENANCE

3.1 All documents material to the right, title and interest of the Company to the Business Intellectual Property and to the Licences of Business Intellectual Property granted to the Company and all documents and materials necessary for the prosecution or maintenance (as applicable) of all applications and regulations in relation to the Business Intellectual Property form part of the records or materials in the possession and ownership or under the control of the Company.

3.2 So far as the Seller is aware all reasonable steps have been taken for the diligent maintenance and protection of the Business Intellectual Property. All application and renewal fees and other costs and charges in relation to the maintenance of all registrations and the prosecution of all applications in relation to the Business Intellectual Property owned by the Company and all other payments due and payable by the Company in respect of the Business Intellectual Property owned by the Company have been paid at the due time.

3.3 The Company has not received an adverse opinion, whether from any registry concerned or from any of its advisers, in relation to any application for registration of Business Intellectual Property.

4.      ADEQUACY OF RIGHTS

4.1 So far as the Seller is aware, there is no Intellectual Property or Licence, the loss or termination or expiration of which would have a material adverse effect on the operation of the business of the Company, and so far as the Seller is aware, no such loss, termination or expiration is likely to occur during the period of 12 months starting on the date of this Agreement.

4.2 So far as the Seller is aware the sale of the Shares to the Buyer and the performance by the parties of their obligations under this Agreement will not entitle any party to any Licence with the Company to change the terms on which Business Intellectual Property is used or held by the Company or to terminate or vary that party's rights under the relevant Licence, and will not create or accelerate any obligation of the Company or cause or require the Company to lose or dispose of any Business Intellectual Property or any interest in any Business Intellectual Property.

5.      DEALINGS AND LICENCES

5.1 So far as the Seller is aware, the Company has not authorised or otherwise permitted, expressly or by implication, any use whatsoever of Business Intellectual Property nor granted to any third party any right or interest in respect of the Business Intellectual Property other than under a Licence, full details of which are contained in the Disclosure Letter.

5.2 All Licences and other agreements in relation to Intellectual Property to which the Company is a party or enjoys rights (whether as licensor or licensee or otherwise) and which are material to the business of the Company are annexed to the Disclosure Letter or details of them (including as to term, territory, restriction on scope of rights granted and on sub-licensing and assignment) are contained in the Disclosure Letter.

6.      INFRINGEMENTS

6.1 The Company has not received, in the period of three years ending on the date of this agreement, any notice from a third party that activities, products, services or processes of the Company (or any licensee under any Licence granted by the Company) or the Business Intellectual Property infringe any Intellectual Property of a third party or involve or have involved the unlicensed use of a third party's confidential information or give or have given rise to liability to pay compensation.

6.2 So far as the Seller is aware in the three years ending on the date of this agreement no third party has made any unauthorised use or exploitation of any Business Intellectual Property or has infringed any Business Intellectual Property or other Intellectual Property in which the Company has any interest, and, so far as the Seller is aware, no third party or competent authority has during such three year period made any claim, challenge or opposition against the Company in relation to the Business Intellectual Property or other such Intellectual Property.

7.      USE OF NAME

        The Company does not trade or carry on business under or use any name or style other than its corporate name.

8.      CONFIDENTIAL INFORMATION AND KNOW-HOW

8.1 So far as the Seller is aware the Company has at all times kept confidential all confidential information and know-how (whether technical, financial or commercial, and including, without limitation, techniques, instruction manuals, formulae, trade secrets and information in respect of the Company's agents, suppliers and customers and any other person who has had dealings with it) and any other information relating to the business or affairs of the Company, the disclosure of which might cause loss or damage to or adversely affect the Company.

8.2 The Company enforces and operates procedures which maintain the confidentiality of its confidential information and know-how. So far as the Seller is aware, such confidentiality has not at any time been breached.

8.3 So far as the Seller is aware, the Company has not disclosed (except in the ordinary course of business and subject to a binding confidentiality agreement, details of which are contained in the Disclosure Letter) any of its confidential information or know-how.

9.      CREATION OF INTELLECTUAL PROPERTY

9.1 All parties (whether individual, partnership or limited company) retained, commissioned, employed or otherwise engaged by the Company from time to time and who, in the course of such engagement created, discovered, conceived or developed work in which Intellectual Property subsists or arose or might reasonably have been expected to do so are bound by agreements with the Company whereby all such Intellectual Property vests in or is licensed to the Company. No such party has made any claim against the Company for any compensation or remuneration in relation to such Intellectual Property, whether under section 40 Patents Act 1977 or equivalent legislation in the world or otherwise.

10.     CLAIMS

10.1 No claims, disputes or proceedings in respect of Business Intellectual Property have been settled in the period of three years ending on the date of this Agreement or, so far as the Seller is aware, are current, pending or threatened.

10.2 There are no circumstances known to the Seller which might have a material adverse effect on the Company's ownership of, or its ability to use, the Business Intellectual Property.

                        PART 11 - INFORMATION TECHNOLOGY

1.      DEFINITIONS

        In this part 11:

        "HARDWARE"  means computer, telecommunications and network equipment, including without limitation consumables and peripheral devices;

        "SERVICES"  means any services relating to the Systems or to any other aspect of the Company's data processing or data transfer requirements, including without limitation facilities management, bureau services, hardware maintenance, software development or support, consultancy, source code deposit, recovery and network services;

        "SOFTWARE"  means computer programs in both source and object code form, including modules, routines and sub-routines, and source and other preparatory materials relating to those programs including without limitation, user requirements, functional specifications and programming specifications, ideas, principles, programming languages, algorithms, flow charts, logic, logic diagrams, orthographic representations, file structures, coding sheets, coding, and also including any manuals or other documentation relating to those programs and computer generated works, in each case as any of them has been modified or updated from time to time; and

        "SYSTEMS"   means the Hardware and the Software used by the Company.

2.      INFORMATION TECHNOLOGY

2.1 All of the Hardware comprised within the Systems is owned by the Company or the Company is entitled to use such Hardware.

2.2 No person other than an employee of the Company is entitled to have access to or operate any Systems other than any person authorised to support and/or maintain the Systems.

2.3 All Services provided to the Company enable the Company to carry on its business as carried on at the date of this Agreement. Without limitation, and so far as the Seller is aware the Services have been and are provided to the Company by suitably qualified and skilled personnel.

2.4 The Company has full and unrestricted access to and use of the Systems, and no third party agreements or consents (other than agreements annexed to the Disclosure Letter) are required to enable the Company to continue such access and use following the date of this Agreement.

2.5 The Company has not outsourced any of its information technology operations.

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

2.6 All data processed using the Systems and the Services has been regularly backed up in accordance with good industry practice.

2.7 So far as the Seller is aware, the Systems are able to process all functions and transactions denominated in each currency in which the Company does business including, without limitation, the euro and sterling.

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                               PART 12 -- TAXATION

1.      GENERAL

1.1 All returns, computations, information, accounts and notices which are or have been required to be made or given by the Company for any Taxation purpose:

        1.1.1 have been made or given within the requisite periods and on a proper basis and were when made and so far as the Seller is aware remain true and accurate; and

        1.1.2 none of them is, or, so far as the Seller is aware, is likely to be, the subject of any disputes with the Inland Revenue, Customs & Excise or other Taxation Authority.

1.2 The Company is not, and has never been, involved in any dispute with or investigation, audit or discovery (other than routine enquiries or questions) by any Taxation Authority and, so far as the Seller is aware, no such dispute, investigation, audit or discovery is pending, planned, or threatened.

1.3 No accounting period of the Company for corporation tax purposes has ended, and the Company has not made any distribution, since the Accounts Date.

1.4     The Company:

        1.4.1 has duly paid all Taxation which it has become liable to pay within the appropriate time limits for doing so;

        1.4.2 has duly deducted and accounted for all Taxation due to have been deducted and accounted for by it; and

        1.4.3 is not and has not in the two years prior to Completion been liable to pay interest on or penalties in respect of any unpaid Taxation or default in respect of any Taxation matter.

1.5 The Company is not nor so far as the Seller is aware is it likely to become liable to pay, or make reimbursement or indemnity in respect of, any Taxation (or amounts corresponding to Taxation) in consequence of the failure by any other person to discharge that Taxation within any specified period (including without limitation liability under sections 767A, 767AA and 777 (8) ICTA 1988, sections 189 and 190 TCGA, where that Taxation relates to a profit, income or gain, transaction, event, omission or circumstance arising, occurring or deemed to arise or occur (whether wholly or partly) before the date of Completion.

1.6 No Taxation Authority has agreed to operate any special arrangement (being an arrangement not based on a strict and detailed application of the relevant legislation) in relation to the Taxation affairs of the Company; the Company has not taken any action which so far as the Seller is aware would or might alter, prejudice or in any way disturb any such arrangement or agreement which it has negotiated with any

        Taxation Authority nor will the sale of the Shares by the Seller pursuant to this Agreement have such an effect.

2.      EMPLOYMENT

2.1 The Company has complied with all applicable regulations made for the purposes of PAYE and national insurance contributions which it is liable to comply with in accordance with Taxation legislation and without limitation:

        2.1.1 has deducted Taxation as required by law from all payments made to its employees or former employees for which the Company is liable to account;

        2.1.2 has accounted to the appropriate Taxation Authorities for all Taxation so deducted and for all Taxation chargeable in respect of benefits provided for its employees or former employees for which the Company is liable to account; and

        2.1.3 has kept and used complete, accurate and up-to-date records and other documents as appropriate or required for those purposes.

2.2 The Company is not under an obligation to pay nor has it agreed to pay any compensation for loss of office or any gratuitous payment not fully deductible in computing its income for the purposes of corporation tax.

2.3 The Company does not participate in or operate any give as you earn scheme under section 202 ICTA 1988 or any profit-related pay scheme.

2.4 The Disclosure Letter sets out with express reference to this warranty full details of all current dispensations and notices granted by the Inland Revenue relating to the Company under sections 144 and 166 ICTA 1988 and full details of any annual settlement arrangements.

2.5 The Disclosure Letter sets out with express reference to this warranty full details of any share option or share incentive schemes operated by the Company (or the Seller or any company under the control of the Seller in respect of the Company's employees), any such schemes have been operated in accordance with their rules and all applicable statutory requirements have been complied with in respect of any Inland Revenue approved scheme.

3.      VAT

3.1 The Company is a taxable person and is registered for the purposes of VAT and its registration is not subject to any conditions imposed by or agreed with Customs & Excise. The Company is not (nor are there circumstances by virtue of which it may become) under a duty to make monthly payments on account under the Value Added Tax (Payments on Account) Order 1993.

3.2 The Company has complied at all times with the statutory requirements, regulations, notices, orders, directions or conditions relating to VAT, including the terms of any agreement made with HM Customs & Excise. The Company has obtained,

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

        maintained and preserved complete, accurate and up to date records as required for the purposes of VAT legislation.

3.3 The Company is not, nor has it ever been, liable to any penalty or surcharge, or to the operation of any penal provision under any enactment relating to VAT. The Company has not been required by the Commissioners of Customs & Excise to give security under Schedule 11 VATA or otherwise.

3.4 The Company is not nor has it been treated for VAT purposes as a member of any group of companies and there has been no transfer of a business as a going concern in respect of which the Company could become, or has at any time been, liable under section 44 VATA 1994 or any supply of goods or services by any company in respect of which section 43 (1) VATA 1994 is disapplied by sub-section (1AA) of that section.

3.5 No transaction or arrangement has been effected as a result of which the Company is or may be liable for any VAT chargeable against, or as agent for, any other person.

3.6 The Company has not made a claim for bad debt relief under section 36 VATA, and so far as the Seller is aware no circumstances exist whereby such a claim could be made as at Completion.

3.7 All supplies made by the Company in the current prescribed accounting period for VAT purposes are taxable and not exempt supplies.

3.8 The Company has no outstanding entitlement to make any claim for repayment supplement or recovery of overpaid VAT under sections 78 to 80 VATA 1994.

3.9 The Disclosure Letter contains full particulars of all elections to waive exemption made or agreed to be made under Schedule 10 VATA 1994 by
        (i) the Company or (ii) any person in relation to which the Company is a relevant associate as defined in paragraph 3 (7) of that Schedule and in respect of each election made:

        3.9.1 all things necessary for the election to have effect have been done and in particular any necessary notification has been given within the applicable time limit under paragraph 3 (6) of that Schedule and any necessary permission under paragraph 3 (9) of that Schedule has been properly obtained;

        3.9.2 a copy of the notification and of any permission and of any other relevant correspondence with HM Customs & Excise in connection with the election are annexed to the Disclosure Letter; and

        3.9.3 the land in relation to which the election has effect was accurately described in the notification of the election,

        and in no case has the Company charged VAT which is not properly chargeable because the Company has not made an election to waive exemption having effect in relation to the relevant supply.

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

3.10 There is no land or building in which the Company has an interest and in relation to which any exempt supply has been made or agreed to be made by it such that it could be required to obtain permission under paragraph 3 (9) of Schedule 10 to VATA before making an election to waive exemption and so far as the Seller is aware there is no land or building in which the Company has an interest where any election to waive exemption is or may become ineffective by virtue of paragraph 2
        (3AA) of that Schedule.

3.11 The Company is not bound and has not agreed to become bound by any lease, tenancy or licence in the case of which under its terms or by statute the Company is or could become liable to pay VAT as a result of the making of an election to waive exemption under Schedule 10 to VATA.

3.12 The Company does not have any interest in any new building or civil engineering work which would be excluded from exemption by item 1 of group 1 Schedule 9 VATA, nor has it engaged in any transaction which could be the subject of a self supply charge to VAT.

3.13    The Company has no interest in any assets treated as capital items under
        Part XV of the Value Added Tax Regulations 1995.

3.14 No transactions or arrangements involving the Company have taken place or are in existence which are such that a direction has been or could be made under paragraph 1 of Schedule 6 or paragraph 1 of Schedule 7 VATA (supplies between connected parties).

4.      REAL PROPERTY

4.1 The Company has not at any time acquired any leasehold property upon such terms that the grantor of the lease could be deemed to have foregone any premium or additional premium, nor taken any assignment of a lease granted upon such terms.

4.2 The Company has not entered into any transactions to which the provisions of sections 34, 35, 36, 779 or 780 ICTA 1988 (premiums and leaseback or re-conveyance of land) have been or could be applied.

4.3 The Company has not been a party to or otherwise involved in any transaction to which the provisions of section 776 and/or section 777 ICTA 1988 have been or could be applied, or has acquired any land or any property deriving its value from land with the sole or main object of realising a gain on the disposal of the land.

5.      CHARGEABLE GAINS

5.1 The book value of each of the capital assets of the Company in or adopted for the purposes of the Accounts of the Company does not exceed the amount deductible under section 38 TCGA (excluding any indexation allowance), and the Company has all necessary records to calculate any liability to corporation tax on capital gains in respect of each such capital asset pursuant to a hypothetical disposal of each such capital asset at Completion.

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

5.2 No asset owned or agreed to be acquired by the Company (other than plant and machinery in respect of which it is entitled to capital allowances) is a wasting asset within section 44 TCGA.

5.3 The Company has not made any claims or elections under sections 23, 24, 152 to 158, 161, 162, 165, 175 or 247 TCGA which would affect the amount of the chargeable gain or allowable loss which would but for such claim arise on a disposal of any of its assets.

5.4 No chargeable gain will accrue to the Company on the disposal of any debt owed to it.

5.5 The Company is not entitled to any capital loss to which the provisions of section 18 (3) TCGA (connected persons) are applicable.

5.6 The Company has never disposed of or acquired any asset in circumstances such that the provisions of sections 17 or 19 TCGA could apply to that disposal or acquisition (transactions not at arm's length).

5.7 There has not accrued, nor so far as the Seller is aware are there circumstances which could give rise to, any gain in respect of which the Company may be liable to corporation tax on chargeable gains by virtue of the provisions of sections 13 or 87 TCGA (non-resident companies or trusts).

5.8 The Company has not been a party to or otherwise involved in any transaction to which sections 29 to 34 TCGA have been or could be applied (value shifting).

5.9     The Company has not issued any share capital to which the provisions of section 249 ICTA 1988 or section 142 TCGA (stock dividends) have been or could be applied, nor does it own any such share capital.

5.10 The Company has not been a party to any transaction to which the provisions of sections 176 or 177 TCGA (depreciatory transactions) 125 TCGA (transfers at an undervalue) or 282 TCGA (gifts) have been or could be applied.

5.11 The Company has not been a party to or otherwise involved in any transaction to which sections 135 to 138 TCGA have been or could be applied.

6.      GROUPS

6.1 The Company is not and has not at any time been a member of a group of companies for the purposes of corporation tax, including corporation tax on chargeable gains.

6.2 Neither this Agreement nor Completion will result in any profit or gain being deemed to accrue to the Company for Taxation purposes, pursuant to section 179 TCGA.

7.      CLOSE COMPANIES

7.1     The Company is and has at all times been a close company as defined in section 414 ICTA 1988 but is not and has never been a close investment-holding company as defined in section 13A ICTA 1988.

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

7.2 No distribution within section 418 ICTA 1988 (payments etc to participators and associates) has been made by the Company.

7.3 No loan or advance or debt within section 419 ICTA 1988 (loans to participators etc) or section 422 ICTA 1988 (extension of Section 419 to loans by controlled companies) has been incurred, made or agreed to be made by the Company, and the Company has not since the Accounts Date released or written off the whole or part of the debt in respect of any such loan or advance.

8.      CAPITAL ALLOWANCES

8.1 No balancing charge under the Capital Allowances Act 2001 ("CAA") (or other legislation relating to any capital allowances) would be made on the Company on the disposal of any pool of assets (that is to say all those assets expenditure relating to which would be taken into account in computing whether a balancing charge would arise on a disposal of any other of those assets) or of any asset not in such a pool, on the assumption that the disposals were made for a consideration equal to the book value shown in or adopted for the purpose of the Accounts for the assets in the pool or (as the case may be) for the asset.

8.2 The Disclosure Letter gives full details of all disclaimers of capital allowances and writing down allowances on plant and machinery and of any reduction in initial allowances on industrial or agricultural buildings.

8.3 Since incorporation, the Company has not done, omitted to do, agreed to do or permitted to be done, any act as a result of which there may be made a balancing charge, or any disposal value may fall to be brought into account or there may be any recovery of excess relief under the CAA (or any other legislation relating to any capital allowances).

8.4 Sections 196-199 CAA do not apply to any fixtures acquired by the Company for a capital sum so as to determine the disposal value of the seller of the fixture.

8.5 No asset, expenditure on which the Company has qualified for a capital allowance under Part 3 CAA, has at any time since that expenditure was incurred, been used otherwise than as an industrial building or structure.

9.      FOREIGN

9.1     The Company:

        9.1.1 has never been resident for Tax purposes in any jurisdiction other than the United Kingdom;

        9.1.2 is not, nor has it within the past six years been, a dual resident company within the meaning of section 404 (4) ICTA 1988.

9.2 The Company has not been a party to any transaction to which the provisions of sections 135 to 138 Finance Act 1993 (exchange gains and losses) have been or could be applied.

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

9.3 The Company has not received or become entitled to any income which is "unremittable income" within the meaning of section 584 ICTA 1988 , nor has any gain accrued to the Company to which the provisions of section 279 TCGA could apply and the Company has made no transfer to which section 723 ICTA 1988 could apply.

9.4 The Company has not entered into any transaction or agreed to carry out any transaction which is, or would be, unlawful under sections 765 to 767 ICTA 1988. Details of any special consents granted under section 765 are contained in the Disclosure Letter, all conditions attached to such consents have been complied with and such transactions were carried out as described in the application for such consent.

9.5 No circumstances have occurred which could give rise to a liability on the Company under section 132 Finance Act 1988 or sections 185 TCGA nor has the Company been party to any election under section 187 TCGA (deferral of gains tax on emigration of subsidiary).

9.6 The Company has not ceased to be resident in the United Kingdom without previously satisfying the requirements of section 130(2) and (3) Finance Act 1988 (full particulars of the satisfaction of those requirements being contained in the Disclosure Letter) and there are no circumstances by reason of which the Company could be liable to a penalty under section 131 Finance Act 1988 or be presumed by virtue of subsection (4) of that section to be so liable.

9.7 The Company is not liable to account for income tax under section 78 Taxes Management Act 1970, section 126 FA 1995, section 42A ICTA 1988 or
        Part IV Chapter VIIA ICTA 1988 (method of charging non-residents) nor has it in the last six years received any such assessment or incurred any such liability.

9.8 The Company has not received, nor is it entitled to receive, foreign loan interest on which double taxation relief will or may be restricted under the provisions of section 798 ICTA 1988.

9.9 No transactions or arrangements involving the Company have taken place or are in existence which are such that the provisions of section 770, 770A or Schedule 28 AA ICTA 1988 have been or could be applied thereto. The Company is not nor has it been, involved in any other enquiry in any jurisdiction in relation to the adjustment of profits of associated enterprises for Taxation purposes.

9.10 The Company does not have, and has at no time within the last six years had, an interest in a controlled foreign company as defined in Chapter IV Part XVII ICTA 1988 or a material interest in an offshore fund as defined in section 759 ICTA 1988.

10.     TAX AVOIDANCE

10.1 The Company has not entered into any arrangement to which the provisions of sections 399, 729 to 746 or 774 to 787 ICTA 1988 have been or could be applied.

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

10.2 The Company has not been a party to any transaction, scheme or arrangement to which the provisions of sections 139, 140A to 140C TCGA or sections 703 to 709 ICTA 1988 could apply, other than transactions in respect of which all necessary clearances have been obtained on the basis of full and accurate disclosure to the Inland Revenue of all material facts and considerations material to be known to the Inland Revenue.

10.3 Any such consent or clearance as is mentioned in paragraph 10.2 above is valid and effective and any transaction for which such consent or clearance has previously been obtained has been carried into effect (if at all) only in accordance with the terms of the relative application and consent or clearance.

10.4 The Company has not entered into any transaction or series of transactions, scheme or arrangement containing artificial steps or stages having no commercial purpose of which the main purpose, or one of the main purposes, was the avoidance of a Taxation liability.

11.     INHERITANCE TAX

11.1 The Company is not liable, and there are no circumstances in existence as a result of which it may become liable, to be assessed to inheritance tax as donor or donee of any gift, or transferor or transferee of value and there are no other circumstances by reason of which any liability in respect of inheritance tax has arisen or could arise, so far as the Seller is aware, in the Company.

11.2 No circumstances exist under which any power within section 212 Inheritance Tax Act 1984 could be exercised in relation to, and there is no Inland Revenue charge within the meaning of section 237 Inheritance Tax Act 1984 attaching to or over, any shares or securities in or assets of the Company and so far as the Seller is aware no circumstances exist which could lead to any such charge arising in the future.

12.     STAMP TAXES

12.1 There are no circumstances or transactions to which the Company is, or has been, a party which may result in the Company becoming liable to or accountable for stamp duty reserve tax or any penalty in respect of such stamp duty reserve tax.

12.2 All documents to which the Company is a party immediately prior to Completion and which would be required to be stamped in order to prove, in a court in England and Wales, the title of the Company to any asset owned or possessed by it are in the United Kingdom and have been duly stamped.

12.3 The Company has not made any claim for relief or exemption under section 42 Finance Act 1930 or under section 151 FA 1995 in the past six years.

13.     LOANS, INTEREST AND MISCELLANEOUS

13.1 No securities or equity notes (within the meaning of section 254 (1) and section 209 (9) respectively ICTA 1988 ) issued by the Company and remaining in issue at the date of this Agreement were issued in such circumstances that the interest payable on

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

        them falls or has at any time fallen to be treated as a distribution under section 209 ICTA 1988.

13.2 No rents, interest, annual payments, or other sums of an income nature, paid or payable by the Company, or which the Company is under an obligation to pay in the future, are or may be wholly or partially disallowable as deductions or charges in computing profits or against profits for the purposes of corporation tax by reason of the provisions of sections 74, 79, 79A, 125, 338, 339, 577, 577A, 779 to 784 or 787
        ICTA 1988, Chapter II Part IV Finance Act 1996 or otherwise.

13.3 The Company has not at any time issued relevant discounted securities within Schedule 13 Finance Act 1996 or any deep discount securities, deep gain securities, qualifying corporate bonds or convertible securities within Schedules 4 and 11 ICTA 1988, section 117 TCGA and section 56 of and Schedule 10 to the Finance Act 1990 respectively.

13.4 All interest, discounts and premiums payable by the Company in respect of its loan relationships within the meaning of Chapter II of Part IV of the Finance Act 1996 are capable of being brought into account by the Company as a debit for the purposes of that Chapter as and to the extent that they are from time to time recognised in the Company's accounts (assuming that the accounting policies and methods adopted for the purpose of the Accounts continue to be so adopted).

13.5 No claims for relief from income tax have been made in respect of shares in the capital of the Company under the Enterprise Investment Scheme or the Business Expansion Scheme.

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

                                   SCHEDULE 3

                                  TAX COVENANT

1.      DEFINITIONS AND INTERPRETATION

1.1 In this schedule the following words and expressions shall have the following meanings unless the context requires otherwise:

        "EVENT" includes any act, omission, arrangement, transaction (including the entering into this agreement), Completion, the Company ceasing or having ceased to be a member of any group or associated with any other person for any Tax purposes, any change in the residence of any person, the winding up or dissolution of any person and the death of any individual;

        "RELIEF" includes any loss, relief, exemption, allowance, deduction, credit or set-off in respect of Tax or relevant to the computation of Tax and any right to repayment of Tax and:

                                  any reference to the "use" or "set-off" of Relief shall be construed accordingly;

                                  any reference to the "loss" of Relief includes the absence, non-existence, reduction or cancellation of any such Relief or such Relief being wholly or partly unavailable; and

                                  any reference to a "right to repayment of Tax" includes any right to repayment supplement or interest or other similar payment in respect of Tax;

        "SELLER'S TAX LIABILITY"  means a liability of the Seller to make a payment pursuant to paragraph 2 of this
                                  Schedule or pursuant to a breach of any of the Tax Warranties;

        "TAXATION" OR "TAX"       includes all forms of taxation and all duties,
                                  levies, withholdings, deductions, charges in the nature of taxation and imposts in the nature of taxation imposed in the United
                                  Kingdom or elsewhere including, but not
                                  limited to:

                                  (a) in the United Kingdom, corporation tax,
                                      income tax (including income tax to which the Pay as You Earn System applies), advance corporation tax, any liability arising under section 419 or 601 ICTA

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

                                      1988, national insurances contributions, value added tax and input tax within the meaning of section 25 VATA; and

                                  (b) all penalties, surcharges, fines and
                                      interest relating to any of the above or to the making of any return or the failure to make or the making of any incomplete or incorrect return in respect of any of the above; and

                                  (c) any payment by way of settlement or
                                      compromise with any Tax Authority in
                                      accordance with the provisions of
                                      paragraph 9 (Conduct of Tax Litigation) of any claim in respect of any of the above;

        "TAX AUTHORITY"           means the Inland Revenue, H M Customs & Excise
                                  and any other authority, body or official
                                  (whether in the United Kingdom or elsewhere) competent to assess, demand, impose, administer or collect Tax or make any decision or ruling on any matter relating to Tax and also includes:

                                  (a) in the case of inheritance tax and capital
                                      transfer tax any person holding any power of sale over any property for the purpose of raising the amount of such tax;

                                  (b) in the case of an obligation to repay (in
                                      whole or in part) any payment for group
                                      relief or the surrender of advance
                                      corporation tax or a transferred tax
                                      refund any person to whom such repayment is required to be made; and

                                  (c) in the case of any statutory indemnity or
                                      right to recovery any person having the
                                      benefit of the indemnity or right to
                                      recovery;

        "TAX DEMAND"              includes any notice, demand, assessment,
                                  letter or other document issued or other action taken by or on behalf of any Tax
                                  Authority (including the imposition of any withholding of or on account of Tax) indicating that:

                                  (a) the Company has or may have a liability to
                                      make a payment of or in respect of Tax; or

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

                                  (b) any Relief of the kind referred to in
                                      paragraph 1.2.1 is, may be or has been (in whole or in part) lost; or

                                  (c) any of the assets of the Company or the
                                      Shares are subject to any charge or any
                                      power of sale, mortgage or charge
                                      resulting from or in consequence of any
                                      liability to Tax

                                  and in respect of which a claim may be made against the Seller pursuant to this schedule or pursuant to a claim for breach of any of the Tax Warranties;

        "TAX LIABILITY"           has the meaning ascribed to it in
                                  sub-paragraph 1.2; and

        "TAX WARRANTIES"          means the Warranties contained in part 12 of
                                  schedule 2.

1.2 In this schedule reference to a "Tax Liability" includes not only a liability to make any payment or increased payment of or in respect of Tax (whether or not such liability is a primary liability and whether or not the person so liable has or may have any right of indemnity or reimbursement (statutory or otherwise) against any other person) but also:

        1.2.1 the loss of any Relief which has been taken into account in computing, or in obviating the need for, any provision for Tax or deferred tax in the Accounts;

        1.2.2 the use or set off of any Relief which has been taken into account in computing, or obviating the need for, any provision for Tax or deferred tax in the Accounts where the use or set off of that Relief has the effect of reducing or eliminating any liability of the Company to make an actual payment of Tax which would otherwise have given rise to a claim for which the Seller would have been liable under this schedule;

        1.2.3 the use or set off of any Relief which arises as a result of an Event occurring after Completion where the use or set off of that Relief has the effect of reducing or eliminating any liability of the Company to make an actual payment of Tax which would otherwise have given rise to a claim for which the Seller would have been liable under this schedule;

        1.2.4 any payment by the Company for group relief or for the surrender of advance corporation tax or for a transferred tax refund or any repayment by the Company of a payment for group relief or for the surrender of advance corporation tax or for a transferred tax refund pursuant to an agreement or arrangement (in either case) entered into by the Company on or before Completion; and

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        1.2.5   the enforcement or exercise of any mortgage or charge or power of sale over any of the Shares or of the assets of the Company in connection with the payment of any amount of Tax.

PROVIDED THAT:

        1.2.6 in any case falling within sub paragraphs 1.2.1, 1.2.2 or 1.2.3 where the Relief lost, used or set off would have operated as a deduction from gross income, profits or gains, the Tax Liability shall be treated as being equal to the amount of the Relief, to the extent that it is lost, used or set off, multiplied by the rate of corporation tax in force at the date of Completion (where the Relief has been lost) or at the date or when it is used or set off;

        1.2.7 in any case falling within paragraphs 1.2.1, 1.2.2 or 1.2.3 where the Relief is a right to a repayment of Tax, the Tax Liability shall be treated as being equal to the amount of the Relief lost, used or set off;

        1.2.8 in any case falling within paragraph 1.2.4, the Tax Liability shall be treated as being equal to the amount of the payment required to be paid or repaid;

        1.2.9 in any case falling within sub paragraph 1.2.5, the Tax Liability shall be treated as being equal to the amount of Tax which is or is liable to be paid out of the proceeds of enforcement or exercise of the mortgage, charge or power of sale together with the amount of any reasonable costs or expenses properly incurred by the Company in connection with such enforcement or exercise which are liable to be paid out of those proceeds.

1.3     In interpreting and applying this schedule:

        1.3.1 any reference to any Event occurring includes any Event which is deemed to occur for Tax purposes;

        1.3.2 any reference to an Event occurring on or before Completion includes a series or combination of Events one or more of which occur on or occurred before Completion outside of the ordinary course of the Company's normal business PROVIDED THAT any such Event after Completion occurs in the ordinary course of the Company's normal business as carried on at Completion or pursuant to a legal obligation entered into before Completion;

        1.3.3 any reference to income, profits or gains earned, accrued or received or having arisen includes income, profits or gains deemed to be or treated as being earned, accrued or received or as having arisen for any Tax purposes;

        1.3.4 any reference to an Event occurring in the ordinary course of the Company's normal business shall not include:

                1.3.4.1 any transaction or arrangement or series of transactions or arrangements which relate to or involve the acquisition or disposal of an asset or the supply of services (including the lending of money, or the hiring or licensing of tangible or

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                        intangible property) which is not entered into at arm's
                        length and on arm's length terms;

                1.3.4.2 any transaction or arrangement or series of transactions or arrangements which relate to or involve any company becoming or ceasing to be treated as a member of a group of companies or as becoming or ceasing to be associated or connected with any other person for Tax purposes;

                1.3.4.3 anything which involves, or leads directly or indirectly to, the receipt by the Company of a Tax Demand in respect of any liability to Tax of, or properly attributable to, another person, firm or company (other than the Company);

                1.3.4.4 anything which relates to or involves the making of a distribution for Tax purposes, the creation, cancellation or reorganisation of share or loan capital, the creation, cancellation or repayment of any intra-group debt;

                1.3.4.5 any transaction or arrangement or series of transactions or arrangements which include any artificial step or steps having no commercial or business purpose apart from the avoidance of a Tax Liability; or

                1.3.4.6 any transaction or arrangement or series of transactions or arrangements which give rise to a liability under
                        Part VIII of the Taxes Management Act 1970 (charges on non-residents) or under Part XVIII of ICTA 1988 (tax avoidance);

        1.3.5 any unpaid stamp duty on any document executed prior to Completion which is required to be stamped in order to establish the title of the Company to any asset shall be deemed, together with any interest or penalties relating to such stamp duty, to be a liability of the Company to make an actual payment of Tax;

        1.3.6 any reference to a statute or a statutory provision includes a reference to that statute or statutory provision as amended, extended, consolidated or replaced from time to time (whether before or after the date of this agreement) and any orders, regulations, instruments or sub-ordinate legislation under the relevant statute or statutory provision;

        1.3.7 except where otherwise stated any reference to a paragraph, is a reference to the relevant paragraph of this schedule; and

        1.3.8 the paragraph headings are for ease of reference only and shall not in any way affect the interpretation of this schedule.

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2.      COVENANT TO PAY

2.1 Subject as provided in this schedule, the Seller covenants with the Buyer to pay to the Buyer an amount equal to any Tax Liability of the Company arising in consequence of any of the following:

        2.1.1   any Event which occurred on or before Completion;

        2.1.2 any income, profits or gains earned, accrued, received or which arose on or before Completion;

        2.1.3 any Taxation for which the Company is or becomes liable in consequence of the failure by:

                2.1.3.1 any other company which has been a member of a group (as defined for any relevant Tax purposes) of which the Company has at any time prior to Completion been a member;

                2.1.3.2 with respect to liabilities to make payments in respect of VAT only, any other company which has at any time (whether before or after Completion ) been a member of a VAT group (as contemplated by s.43 VATA) of which the Company has at any time prior to Completion been a member;

                2.1.3.3 any person which had control of the Company before
                        Completion or any company which was under the control of that same person (whether before or after Completion);

                to discharge Taxation within a specified period or otherwise.

2.2 Subject as provided in this schedule, the Seller covenants with the Buyer to pay to the Buyer an amount equal to any Tax Liability of the Company or the Buyer arising in consequence of any depletion in or reduction in value of the assets or increase in the liabilities of the Company as a result of any inheritance tax which:

        2.2.1 is at Completion a charge on any of the Shares or on the assets of the Company or gives rise to a power to sell, mortgage or charge any of the Shares or any of the assets of the Company as a result of an Event occurring on or before Completion; or

        2.2.2 after Completion becomes a charge on or gives rise to a power to sell, mortgage or charge any of the Shares or any of the assets of the Company being a liability in respect of inheritance tax payable as a result of the death of any person within seven years after a transfer of value (or a deemed transfer of value) if a charge on or power to sell, mortgage or charge any such Shares or assets existed at Completion or would, if the death had occurred immediately before Completion and the inheritance tax payable as a result thereof had not been paid, have existed at Completion;

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2.3     Subject as provided in this schedule, the Seller covenants with the
        Buyer to pay to the Buyer an amount equal to any Tax Liability of the Company arising directly or indirectly in consequence of any of the following:

        2.3.1 any loan made by the Company to the Seller during 2000, 2001 or 2002 but prior to Completion;

        2.3.2 the L900,000 5 year loan made by the Seller to the Company in 1997;

        2.3.3 any management charges due or paid by the Company to the Seller at any time prior to Completion;

        2.3.4 first year capital allowances having been claimed by the Company in circumstances when such allowances were not in fact available;

        2.3.5 the Company, at any time prior to Completion, treating (for income tax, PAYE and national insurance contributions purposes) Neville Dunnett and John Ramsay as consultants to the Company rather than as employees of the Company;

        2.3.6   the Company failing to complete EC Sales Lists (form VAT 101);

        2.3.7 the Company not being permitted, for Tax purposes, to deduct from its profits chargeable to corporation tax interest of L11,693 paid or accrued prior to Completion in respect of loans made by Lloyds TSB Bank plc to the Company, and, for the avoidance of any doubt, the limitation of liability in paragraph 2.1 of schedule 5 (financial limits) shall not serve to reduce the Seller's liability pursuant to this paragraph 2.3 and any liability of the Seller arising pursuant to this paragraph 2.3 shall (to the extent possible) be treated as a repayment of the purchase price of Shares.

2.4 Subject as provided in this schedule, the Seller covenants with the Buyer to pay to the Buyer an amount equal to all reasonable costs and expenses properly incurred or payable by the Buyer or the Company in connection with any Tax Liability or amount payable under paragraph 2.1, 2.2, 2.3 or this 2.4 for which the Seller is liable under this schedule.

2.5 In determining for the purposes of this schedule whether a charge on or power to sell, mortgage or charge any of the Shares or assets of the Company exists at any time the fact that any inheritance tax is not yet payable or may be paid by instalments shall be disregarded and such inheritance tax shall be treated as becoming due and a charge or power to sell, mortgage or charge as arising on the date of the transfer of value or other date or event on or in respect of which it becomes payable or arises.

2.6 The provisions of section 213 of the Inheritance Tax Act 1984 shall not apply to any payments falling to be made under this schedule.

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2.7     Any payment made by the Seller to the Buyer pursuant to this schedule shall be a reduction in or refund of the consideration payable or paid by the Buyer to the Seller pursuant to the agreement.

3.      EXCLUSIONS AND LIMITATIONS

3.1 The Seller shall be under no liability for a Seller's Tax Liability to the extent that:

        3.1.1 provision or reserve for such liability giving rise to a Seller's Tax Liability is made in the Accounts or referred to in the notes thereto; or

        3.1.2 it would not have arisen but for any Event which occurred in the ordinary course of normal business of the Company after the Accounts Date and on or before Completion; or

        3.1.3 it was discharged on or before the Accounts Date and the discharge of such liability giving rise to a Seller's Tax Liability was recognised in the Accounts or otherwise reflected in the Accounts; or

        3.1.4 payment has already been made in respect of such liability giving rise to a Seller's Tax Liability whether pursuant to paragraph 2 of this schedule or pursuant to a claim for breach of any of the Tax Warranties; or

        3.1.5 it would not have arisen but for a disclaimer by the Company made after Completion of capital allowances or any other Relief available to and claimed by the Company before Completion in respect of any period on or before the Accounts Date; or

        3.1.6 it would not have arisen but for a failure or omission by the Company or the Buyer to make any claim, election, surrender or disclaimer or give any notice or consent or do any other thing after Completion the making, giving or doing of which was both taken into account in computing the provision for Taxation or deferred tax in the Accounts and notified to the Buyer in writing in the Disclosure Letter (such notice to include reasonable details of the action to be taken and the time by which such action should be taken); or

        3.1.7 any relief of the Company other than a Relief of the kind referred to in any of paragraphs 1.2.1, 1.2.2 or 1.2.3 is available to reduce such Tax Liability; or

        3.1.8 it would not have arisen but for any change after Completion in the bases upon which the accounts of the Company are prepared and/or in the policies or practices adopted in the preparation of such accounts including, for the avoidance of doubt, but without limitation a change in the accounting reference date of the Company or the basis upon which the Company values its assets save where such change is required by law in force at Completion or required to comply with generally accepted accounting practice in force at Completion; or

        3.1.9 it would not have arisen but for (or is increased as a result of) the failure of the Buyer to comply with its obligations under this Agreement; or

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        3.1.10  it would not have arisen but for a major change in the nature or conduct of any trade of the Company after Completion;

        3.1.11 it arises or is increased as a result of any increase in the rates of Tax announced and coming into force with retrospective effect after the date of Completion; or

        3.1.12 it arises or is increased as a result of any imposition of new Tax or the introduction of or change in any legislation or applicable law or the change in the published practice of any Tax Authority announced and taking effect with retrospective effect after the date of Completion; or

        3.1.13 it would not have arisen but for a transaction entered into or other voluntary act or wilful omission on the part of the Company or the Buyer after Completion which:

                (a) is not in the ordinary course of the normal business of the Company as carried on at the date of the agreement and is not pursuant to a legally binding obligation of the Company entered into before Completion; and

                (b) the Buyer or the Company ought reasonably to have been aware would give rise to the liability giving rise to a Seller's Tax Liability; or

        3.1.14 such liability giving rise to a Seller's Tax Liability arises or is increased as a result of any income, profits or gains actually received by the Company before the Accounts Date which were not reflected in the Accounts (in circumstances whereby such income, profits or gains were not removed from the Company prior to Completion whether by distribution or otherwise).

4.      CORRESPONDING BENEFIT

4.1     Where:

        4.1.1 a Tax Liability of the Company has been discharged and has resulted in a Relief for the Company which would not otherwise have arisen (a "RELEVANT RELIEF "); and

        4.1.2 the Seller has made a payment to the Buyer in respect of such Tax Liability either pursuant to this schedule or pursuant to a claim for breach of the Tax Warranties,

        the Buyer shall upon the Company utilising the Relevant Relief repay to the Seller an amount equivalent to the lesser of:

        (a) the amount of Tax which the Company would have been liable to pay but for the utilisation of the Relevant Relief (less an amount equal to the reasonable costs and expenses properly incurred by the Buyer or the Company in obtaining the Relevant Relief); and

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        (b)    the amount paid by the Seller in respect of the Tax Liability giving rise to the Relevant Relief.

4.2 For the purposes of paragraph 4.1, the Company shall not be regarded as utilising a Relevant Relief until the last date upon which it would have been obliged to make an actual payment of Tax (which it would otherwise have had to have paid but for the Relevant Relief) in order to avoid incurring any fine, penalty or interest in respect of unpaid Tax or, in the case or a Relevant Relief consisting of a right to repayment of Tax, the date on which the Company receives cleared funds in respect of such repayment.

4.3 Nothing in this paragraph 4 shall oblige the Company to utilise a Relevant Relief in priority to any other Relief then available to it but, subject to the above, the Company shall use its reasonable endeavours to utilise the Relevant Relief.

4.4 A payment pursuant to this paragraph 4 shall be made three Business Days before the date on which the Company would have been liable to make the payment of Tax but for the Relevant Relief.

4.5 The Seller shall be entitled to require, and the Buyer shall procure, that the Company's auditors shall (at the Seller's cost) certify the amount of any payment due under this paragraph 4.

5.      THIRD PARTY RECOVERY

5.1 If the Seller has paid an amount to the Buyer in respect of a Tax Liability (pursuant either to the Tax Covenant or pursuant to a claim for breach of any of the Tax Warranties) and the Company or the Buyer has received a payment or obtained a reimbursement, refund, credit or set-off from any person (other than the Buyer or the Company) in respect of the Tax Liability or has (whether by operation of law, contract or otherwise) a right of reimbursement or refund against any other person or persons (other than the Buyer or the Company) in respect of the Tax Liability, the Buyer shall (i) notify the Seller and (ii) in the case of a right or reimbursement or refund, if requested by the Seller and if indemnified and secured to the Buyer's reasonable satisfaction against all reasonable and proper costs and expenses and any additional Tax Liability of the Buyer or the Company arising as a result of any action taken pursuant to this paragraph or otherwise, procure that the Company shall take reasonable steps to enforce the right, keeping the Seller fully informed of any progress. Where the Buyer or the Company receives an amount from a third party pursuant to, or as referred to in, this paragraph, an amount equal to the lesser of:

        5.1.1 the amount paid by the Seller (under this schedule or pursuant to a claim for breach of any of the Tax Warranties) in respect of the Tax Liability in question save to the extent that such amount constitutes a reimbursement of the reasonable costs and/or expenses properly incurred by the Buyer or the Company in obtaining such amount from the Seller; and

        5.1.2 the amount received by the Buyer or the Company from any third party pursuant to this paragraph less:

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                5.1.2.1 any reasonable costs and/or expenses properly incurred by the Buyer or Company in obtaining such amount from such third party; and

                5.1.2.2 any Tax which the Company or the Buyer reasonably
                        anticipates will be payable (to the extent that such Tax actually becomes payable) in respect of such receipt (or any Tax which it is reasonably anticipated would have been payable in respect thereof but for the availability of a Relief of the Company falling within any of paragraphs 1.2.1, 1.2.2 or 1.2.3).

        shall firstly be set off against any payment then due from the Seller pursuant to the Warranties or the Tax Covenant and secondly, to the extent that there is an excess, be refunded to the Seller forthwith.

6.      OVER-PROVISIONS

6.1 If any provision for Taxation in the Accounts (other than any provision for deferred tax) proves to be an over-provision then an amount equal to such over-provision (as determined and certified (in their opinion) by the auditors for the time being of the Company at the request and cost of the Seller) shall be dealt with in accordance with paragraph 6.2.

6.2 Where pursuant to paragraph 6.1 any amount ("Relevant Amount") is to be dealt with in accordance with this paragraph:

        6.2.1 the Relevant Amount shall be first set-off against any payment then due from the Seller for a Seller's Tax Liability;

        6.2.2 to the extent that there is an excess, a refund shall be made to the Seller of any previous payment or payments made by the Seller for a Seller's Tax Liability and not previously refunded under this paragraph, up to the amount of such excess; and

        6.2.3 to the extent that the excess referred to in paragraph 6.2.2 is not exhausted, the remainder of that excess shall be carried forward and set-off against any future Seller's Tax Liabilities.

6.3 The Buyer shall promptly inform the Seller of any event giving rise to a Relevant Amount but shall not require the said auditors to certify (in their opinion) such Relevant Amount unless and until instructed to do so by the Seller.

7.      BUYER'S COVENANT

7.1 The Buyer hereby covenants with the Seller to pay the Seller an amount equal to any Tax for which the Seller (or any company other than the Company of which the Seller has control) is assessed (provided that the Seller, or relevant company, ultimately pays that Tax to the appropriate Tax Authority) as a result of the application of section 767A or section 767AA ICTA (change in company ownership: corporation tax) where the taxpayer company or the transferred company (as defined in section 767A(1)(a)

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        and section 767AA(1)(a) respectively) is the Company together with any reasonable costs and expenses properly incurred by the Seller in connection with taking any action under this paragraph but only in circumstances where the Tax is directly or primarily chargeable against or attributable to the Company and arises:

        7.1.1 in respect of income profits or gains earned, accrued or received in respect of any period after Completion; or

        7.1.2 as a result of the failure of the Buyer or the Company to apply an amount provided for in the Accounts or an amount paid by the Seller to the Buyer under this schedule to discharge a liability to which the amount relates.

7.2 A payment to be made by the Buyer under this paragraph shall be paid five Business Days after written demand for such payment.

7.3 Where the Buyer fails to make a payment in satisfaction of a liability under this paragraph by the due date for payment, the liability of the Buyer shall be increased to include interest on such sum from the date on which the Buyer becomes liable to make payment to the date of actual payment at a rate per annum being 2% above the base rate from time to time of the Barclays Bank plc, compounded monthly (such interest to accrue after as well as before judgment).

7.4 Paragraph 8 below shall apply to any payments under this clause except that for the purposes of its application to this paragraph 8 any references to "the Buyer" shall read as references to "the Seller" and any references to "the Seller" shall read as references to "the Buyer".

8.      GROSSING-UP OF PAYMENTS

8.1 Any sum payable by the Seller to the Buyer pursuant to this schedule shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by any applicable law.

8.2 If any deduction or withholding is required by law to be made from any sum payable pursuant to this schedule, the Seller shall be obliged to pay to the Buyer such sum as will, after the deduction or withholding has been made, leave the Buyer with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

8.3 In the event that any sum paid to the Buyer pursuant to this schedule is or will be chargeable to Tax the Seller shall be obliged to pay such sum as will, after payment of the Tax, leave a sum equal to the amount that would otherwise have been payable if Tax had not been so chargeable.

9.      DUE DATE FOR PAYMENT

9.1 Where the Seller becomes liable to make any payment pursuant to this schedule, the due date for the making of the payment shall be:

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        9.1.1   where the payment relates to a liability on the part of the
                Company to make an actual payment of Tax, the later of three Business Days prior to the date on which that amount must be paid to the Tax Authority concerned in order to avoid incurring a liability (contingent or otherwise) to interest or penalty in respect of such Tax and five Business Days after service of notice of the Tax Demand on the Seller;

        9.1.2 where the payment relates to the use or set off of a Relief, the later of three Business Days prior to the date on which the Company would have been liable to make a payment of Tax to the Tax Authority concerned but for such use or set off in order to avoid incurring a liability (contingent or otherwise) to interest or penalty in respect of such Tax and five Business Days after service of notice of the Tax Demand on the Seller by the Buyer; and

        9.1.3 in any other case, the date falling five Business Days after the date of service of the notice of the Tax Demand on the Seller by the Buyer that the Seller has a liability for a determinable amount pursuant to this schedule.

9.2     If any payment required to be made by the Seller pursuant to this schedule is not made by the due date then interest shall be payable on the amount payable on a daily basis compounded quarterly from the due date until the date when payment is actually made at the rate of 2% above the base rate from time to time of the Company's bankers from time to time.

10.     CONDUCT OF TAX LITIGATION

10.1 If any Tax Demand is received by or comes to the notice of the Buyer or the Company the Buyer shall, as soon as reasonably practicable (and, using all reasonable endeavours, not later than 14 days prior to the expiry of any time for appeal) give, or procure to be given to the Seller written notice of the Tax Demand (setting out reasonable particulars of the demand) PROVIDED ALWAYS that failure by the Buyer to notify, or procure notification of, the Seller within the time frame outlined above shall not release the Seller from liability save that in circumstances where the Buyer has failed to give such notice to the Seller, and as a result of such failure, the Company sustains any supplemental penalty, charge, interest or default surcharge or other loss, damage or liability which it would not have incurred or sustained but for the Buyer's failure to give such notice to the Seller, the Seller shall not be liable under this Schedule for such supplemental penalty, charge, interest, fine or default surcharge or other loss, damage or liability. If any Tax Demand is received by or comes to the notice of the Seller, the Seller shall, as soon as reasonably practicable (and, using all reasonable endeavours, not later than 14 days prior to the expiry of any time for appeal) give the Buyer notice of the Tax Demand.

10.2 If so requested in writing by the Seller and if the Seller shall indemnify and secure the Company and the Buyer, to the Buyer's reasonable satisfaction, against all reasonable costs and expenses which they may properly incur, the Buyer shall take, or shall procure that the Company takes, such action and give such information and assistance in connection with the affairs of the Company as the Seller may reasonably request to dispute, resist, appeal or compromise the Tax Liability or Tax Demand PROVIDED THAT:

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        10.2.1  the Buyer shall not be required to make or procure the making of a formal appeal to any tribunal, court, appellate body or judicial authority unless the Seller, at its own expense, and after disclosure of all relevant information and documents obtains and delivers to the Buyer an opinion from appropriate counsel who has specialised in relevant Tax matters for a minimum of 10 years that making the appeal is a reasonable cause of action to take having regard to the circumstances of the Tax Liability or Tax Demand in question;

        10.2.2 the Seller shall keep the Buyer and the Company fully informed as to the progress and consequences of such action and shall consult with the Buyer and the Company as to the action to be taken;

        10.2.3 the Seller shall make no settlement or compromise of the relevant Tax Liability which is likely to affect materially the future Tax of the Company or of the Buyer without the prior approval of the Company or the Buyer (as may be appropriate) such approval not to be unreasonably withheld or delayed; and

        10.2.4 no material communication (written or otherwise) pertaining to the Tax Demand shall be sent to the relevant Tax Authority without having first been approved by the Buyer (such approval not to be unreasonably withheld or delayed)

        and, subject to the foregoing, the Seller shall be entitled to take over the conduct of all proceedings relating to the Tax Demand in question.

10.3 The Buyer or the Company shall, without reference to the Seller, be entitled to admit, compromise, settle, discharge or otherwise deal with a Tax Demand on such reasonable terms as it may, in its absolute discretion, think fit and without prejudice to any right or remedy under this schedule or the agreement:

        10.3.1 if the Seller has not made the request and provided the indemnity and security referred to in paragraph 10.2 by the earlier of the following dates:

                10.3.1.1 the date being ten Business Days after the date on which notice of that Tax Demand was given pursuant to paragraph 10.1 or notice of the Tax Demand came to the attention of the Seller; and

                10.3.1.2 the date being five Business Days prior to the last date on which an appeal may be made against the Tax Liability to which the Tax Demand relates PROVIDED THAT the Seller has had at least five Business Days' notice of the Tax Demand;

        10.3.2 if written notice is served on the Company or the Buyer by the Seller to the effect that it considers the Tax Demand should no longer be resisted;

        10.3.3 if within the period of 10 Business Days following the service of a written notice by the Buyer on the Seller requiring the Seller to clarify or explain the terms of any request made under paragraph 10.2, no written clarification or explanation is received by the Buyer within that period;

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

        10.3.4 upon the expiry of any period prescribed by applicable legislation for the making of an appeal against either the Tax Demand in question or the decision of any court or tribunal in respect of any such Tax Demand, as the case may be PROVIDED THAT the Seller has had at least five Business Days' notice of the Tax Demand; or

        10.3.5 if a Tax Authority alleges that while the Company was under the control of the Seller there was any act or failure to act by the Company or the Seller in connection with the Tax Liability which constitutes fraud.

11.     FILING OF TAX RETURNS

        The Company (or its duly authorised agents) shall at its own expense prepare the Company's Taxation returns for accounting periods ended prior to Completion or the accounting period in which Completion occurs and shall deal with all matters and correspondence relating thereto. All such returns so far as they relate to the Taxation affairs of the Company arising on or before Completion shall be submitted in draft form to the Seller or its duly authorised agents for comment. The Seller or its duly authorised agents shall comment within 14 days of such submission and the Buyer shall not unreasonably refuse to adopt such reasonable comments. The Buyer shall procure that the Company shall afford the Seller (or its duly authorised agents) such access to their books, accounts and records so far as they relate to the Taxation affairs of the Company arising on or before Completion as they may reasonably require for the purposes of this paragraph.

                                   SCHEDULE 4

                                    PROPERTY

                                      LEASE

LEASEHOLD PROPERTY WITH UNREGISTERED TITLES

Present lessee                                                                           Short
(owner)           Date of lease      Parties          Term           Current rental      description
--------------    -------------      --------------   -------------  --------------      -----------
Medscreen         6 December         Standard         1 December     L2,770              Underlease
Limited           1993               Commercial       1993 to 29     plus service
                                     Property         March 2009     charge
                                     Securities
                                     Limited (1)
                                     Medscreen
                                     Limited (2)
                                     and Pharmchem
                                     Laboratories
                                     Inc. (as
                                     surety)(3)
--------------    -------------      --------------   -------------  --------------      -----------
Medscreen         1 December         Mr and Mrs G C   31 March       Will be             Reversionary
Limited           1993               H Lawson (1)     2009 to 30     determined
                                     Medscreen        November 2015  by reference
                                     Limited (2)                     to the rent
                                     Pharmchem                       payable
                                     Laboratories                    under the
                                     Inc (as                         Underlease
                                     surety)(3)                      at the
                                                                     expiry of
                                                                     its term
--------------    -------------      --------------   -------------  --------------      -----------

                                   SCHEDULE 5

                        LIMITATIONS ON SELLER'S LIABILITY

1.      GENERAL

1.1     In this schedule, reference to:

        a "CLAIM" is a reference to any claim by the Buyer for breach of the Non-Tax Warranties or the Tax Warranties or a claim under the Tax Covenant;

        the "NON-TAX WARRANTIES" is a reference to those Warranties which are not Tax Warranties;

        a "NON-TAX CLAIM" is a reference to any Claim other than a Tax Claim;

        a "TAX CLAIM" is a reference to a claim under the Tax Covenant or for breach of the Tax Warranties;

        the "TAX WARRANTIES" is a reference to the Warranties contained in part 12 of schedule 2; and

        a "WARRANTY CLAIM" is a reference to any claim by the Buyer for breach of the Non-Tax Warranties or the Tax Warranties.

1.2 No provision of this schedule shall apply to limit, qualify or exclude the liability of the Seller arising out of any fraudulent act or omission by or on behalf of the Seller.

2.      FINANCIAL LIMITS

2.1     The Seller shall not be liable under this agreement in respect of any
        Claim:

        2.1.1 unless the amount of the liability of the Seller for such Claim exceeds L10,000; and

        2.1.2 unless the aggregate amount of the liability of the Seller for all such Claims (other than those excluded by paragraph 2.1.1) exceeds L160,000 (in which event the Seller shall be liable for all such Claims and not only the excess over such amount).

2.2 Notwithstanding any other provision of this Agreement, the aggregate liability of the Seller for all Claims shall not exceed L6,250,000.

3.      TIME LIMITS

3.1 The Seller shall not be liable in respect of any Claim unless written notice of that Claim is given to the Seller as soon as reasonably practicable after the Buyer becomes actually aware that any fact or matter of which it is actually aware is reasonably likely to give rise to a claim, and in any event:

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

        3.1.1 in the case of a Tax Claim, on or before the seventh anniversary of the Completion Date; and

        3.1.2 in the case of any Non-Tax Claim, on or before the date falling 25 months after the Completion Date.

3.2 Any Non-Tax Claim shall (if not previously satisfied, withdrawn or settled) be deemed to have been withdrawn and waived by the Buyer unless legal proceedings in respect of such Non-Tax Claim have been commenced within 6 months of the notification of such Non-Tax Claim to the Seller pursuant to paragraph 3.1 above.

4.      NO DOUBLE COUNTING

4.1 The Buyer shall not be entitled to recover damages in respect of any Claim or otherwise obtain reimbursement or restitution more than once in respect of any one Claim arising out of or in connection with the same circumstances.

4.2 The Seller shall not be liable in respect of any Warranty Claim if and to the extent that the loss occasioned thereby has been recovered under the Tax Covenant.

4.3 The Seller shall not be liable under the Tax Covenant to the extent that the loss occasioned thereby has been recovered pursuant to a Warranty Claim.

5.      THIRD PARTY RECOVERIES

5.1 The liability of the Seller in respect of any Non-Tax Claim shall be reduced or eliminated to the extent that any recoveries have actually been made by the Buyer and/or the Company:

        5.1.1 from any third party responsible for the act, matter or circumstances giving rise to such breach or claim or otherwise involved in the making of the claim; or

        5.1.2   from any insurance monies received in respect thereof.

5.2 If any recovery is made after the Seller has made payment to the Buyer in respect of a Non-Tax Claim, the Buyer shall promptly following such recovery refund or procure that there is refunded to the Seller the lesser of:

        5.2.1   the amount of such payment by the Seller; and

        5.2.2   the amount of such recovery,

        in each case after deducting all reasonable costs, charges, expenses and Tax incurred by the Buyer or the Company in obtaining such recovery and any Tax which the Company or the Buyer reasonably anticipates will be payable in respect of such receipt (or any Tax which it is reasonably anticipated would have been payable in respect thereof but for the availability of a Relief of the Company) provided that the Buyer shall also account to the Seller for any repayment, supplement, interest or other similar amount received from any Tax Authority in respect of the relevant liability.

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

5.3 If the Seller pays at any time to the Buyer a sum pursuant to a Non-Tax Claim and the Buyer is or subsequently becomes entitled to recover from some other person any sum in respect of any matter giving rise to such Non-Tax Claim, the Buyer shall notify the Seller as soon as reasonably practicable of such fact and if indemnified and secured to the Buyer's reasonable satisfaction against all reasonable costs and expenses, the Buyer shall at the cost of the Seller, take reasonable steps to enforce such recovery, and shall make payment promptly to the Seller in accordance with paragraph 5.2.

6.      ACTS OF THE BUYER

6.1 The Seller shall not be liable under this Agreement in respect of any Non-Tax Claim:

        6.1.1 to the extent that such Non-Tax Claim arises or is increased as a result of any breach by the Buyer of any of its obligations under this Agreement, or any agreement or document entered into pursuant to this Agreement;

        6.1.2 to the extent that such Non-Tax Claim would not have arisen but for any transaction, arrangement, act or omission (or any combination of the same) carried out or effected at any time after Completion by the Buyer or any member of the Buyer's Group;

        6.1.3 to the extent that such claim is attributable to, or is increased by, any voluntary act, omission, transaction or arrangement carried out by, or by a person other than the Seller or its officers or employees at the request of, Sagitta Asset Management Limited on or after 14 January 2002;

        6.1.4 to the extent that such claim is attributable to or is increased by any admission of liability by or on behalf of the Buyer or a member of the Buyer's Group on or after Completion which is in breach of clause 10.1, provided that the Seller has complied with its obligations under that clause with respect to the claim in respect of which such liability does or may arise.

7.      ACCOUNTING

7.1 The Seller shall not be liable under the Warranties in respect of any Non-Tax Claim:

        7.1.1 to the extent that specific provision, reserve or allowance for the matter giving rise to the Non-Tax Claim has been made in the Accounts; or

        7.1.2 to the extent that the Non-Tax Claim would not have arisen but for any changes in accounting policy or practice of or affecting the Company where such changes are introduced after Completion with retrospective effect; or

        7.1.3 to the extent any liability of the Company included in the Accounts has been discharged or satisfied below the amount attributed to it in the Accounts; or

        7.1.4 to the extent that any contingency or other matter provided for in the Accounts has been over-provided for.

8.      GENERAL LIMITATIONS

8.1 The Seller shall not be liable under this Agreement in respect of any Non-Tax Claim:

        8.1.1 which is based upon a liability which, at the time such Non-Tax Claim is notified to the Seller, is contingent only or otherwise not capable of being quantified unless and until such liability ceases to be contingent or becomes capable of being quantified. Subject to such Non-Tax Claim being notified to the Seller within the time limits specified in paragraph 3.1, the time limit for issuing and serving proceedings for the purposes of paragraph 3.2 shall begin on the date on which such liability ceases to be contingent or becomes capable of being quantified;

        8.1.2 to the extent that the matter giving rise to the Non-Tax Claim falls to be effected in implementing this Agreement or any document or agreement to be entered into pursuant thereto in each case in accordance with their terms;

        8.1.3 which arises as a result of, or would not have arisen but for, or a liability is increased as a result of, legislation not in force at the date of this agreement or any change in legislation with retrospective effect after the date of this Agreement;

        8.1.4 which is capable of remedy, unless and until the Buyer has given the Seller not less than 20 Business Days' following the date of the notice of the Non-Tax Claim within which to remedy the breach complained of in a reasonable fashion provided that such remedy is without cost to the Buyer, and the Seller has failed to do so within such period.

9.      MITIGATION BY THE BUYER

        The Buyer shall take all steps to mitigate any loss, liability or damage which could give rise to a Warranty Claim under this Agreement, including (without limitation) steps to prevent any contingent liability becoming an actual liability. Nothing in this agreement shall relieve the Buyer of any common law or other duty to mitigate any loss, liability or damage suffered or incurred by it.

10.     CONDUCT OF CLAIMS

10.1    If:

        10.1.1 any claim is made against the Buyer or any member of the Buyer's Group; or

        10.1.2  any matter or circumstance comes to the attention of the Buyer;

        in either case for which it appears to the Buyer that the Seller may be liable under the Non-Tax Warranties, and the Seller acknowledges that, subject to the alleged facts being demonstrated to be true, it has a liability to the Buyer (but not necessarily the quantum of the liability), the Buyer shall not make (and shall procure that no member of the Buyer's Group makes), except as may be required to protect its (or their) legal position, any admission of liability, conclude any agreement in relation to such liability or make any compromise with any person, body or authority in relation thereto without the consent of the Seller, which consent shall not be unreasonably delayed or withheld.

10.2 If the Seller acknowledges that, subject to the alleged facts being demonstrated to be true, it has a liability to the Buyer (but not necessarily the quantum of the liability) in respect of any Non-Tax Claim or claim referred to in paragraph 10.1 (including legal costs and expenses) the Buyer shall or shall procure that the relevant member of the Buyer's Group shall at the Seller's cost:

        10.2.1 give, or procure that the relevant member of the Buyer's Group gives, the Seller's professional advisers copies of such correspondence and other documents of material significance relating to the claim referred to in paragraph 10.1 provided that correspondence and other documents of material significance having legal privilege shall not be subject to this requirement;

        10.2.2 take such action as the Seller may reasonably request to avoid, dispute, resist, appeal, compromise or defend any claim which may result in a breach of a Non-Tax Warranty;

        10.2.3 take such action as the Seller may reasonably request to conduct negotiations with the insurers in respect of any matter which may give rise to a Non-Tax Claim and to commence proceedings against such insurers; and

        10.2.4 take such action as the Seller may reasonably request (subject to the agreement of the insurers of the relevant member of the Buyer's Group, where appropriate) to commence and/or conduct any action, negotiations or proceedings in the name of the relevant member of the Buyer's Group.

10.3 The Seller may not exercise any right under this paragraph 10 if the matters alleged would, if proven, be reasonably likely to have a material adverse effect on the bona fide commercial interests or goodwill of the Buyer.

11.     LIMITATION OF SCOPE OF WARRANTIES

11.1 The only Warranties which shall apply in relation to Intellectual Property are the Warranties set out at part 10 of schedule 2 and paragraph 1 of part 4 of schedule 2.

11.2 The only Warranties which shall apply in relation to the Environment are the Warranties set out at part 6 of schedule 2.

12.     OTHER

12.1 The Seller shall not be liable under this Agreement in respect of any Warranty Claim to the extent that, at the time this Agreement is entered into, the Management Team is actually aware of the facts or circumstances giving rise to that Warranty Claim and the Management Team could reasonably have concluded at the date of this Agreement that those facts or circumstances would give rise to the Warranty Claim.

12.2 Save in respect of the specific indemnities in paragraph 2.3 of the Tax Covenant, the Buyer undertakes to the Seller that it has no present intention of bringing a Claim and that it has no knowledge of any matter which it is actually aware at the date of this Agreement is reasonably likely to give rise to a Claim.

SIGNED by /S/ JOSEPH W. HALLIGAN            )
          ------------------------------    )
duly authorised on behalf of                )
PHARMCHEM, INC.                             )



SIGNED by /S/ FIONA BEGLEY                  )
          ------------------------------    )
duly authorised on behalf of                )
NEWINCCO 140 LIMITED                        )

                                       87